UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934


                                 BINGO.COM, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Florida                                     Not Applicable
---------------------------------------     ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

   702-543 Granville Street
     Vancouver, B.C.                                     V6C 1X8
---------------------------------------     ------------------------------------
(Address of principal executive offices)                (Zip Code)

                  Registrant's telephone number: (604) 687-2000

           Securities to be registered under Section 12(b) of the Act:

        NONE                                              None
---------------------------------------     ------------------------------------
Title of each class to be so registered     Name of each exchange on which each
                                                class is to be registered


           Securities to be registered under Section 12(g) of the Act:


                    Common Shares, Par Value $.001 Per Share
--------------------------------------------------------------------------------
                                (Title of Class)

                                 Not Applicable
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS


Item 1.      Business.............................................................................................1
Item 2.      Financial Information...............................................................................36
Item 3.      Properties..........................................................................................43
Item 4.      Security Ownership of Certain Beneficial Owners and Management......................................43
Item 5.      Directors and Executive Officers....................................................................45
Item 6.      Executive Compensation..............................................................................47
Item 7.      Certain Relationships and Related Transactions......................................................49
Item 9.      Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters.........50
Item 10.     Recent Sales of Unregistered Securities.............................................................50
Item 11.     Descriptions of Registrant's Securities to be Registered............................................52
Item 12.     Indemnification of Directors and Officers...........................................................58
Item 13.     Financial Statements and Supplementary Data.........................................................59
Item 14.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure................59
Item 15.     Financial Statements and Exhibits...................................................................60


PART I

Item 1.    Business.

Introduction

We, Bingo.com, Inc., are a holding company with three subsidiaries:

o    Bingo.com (Canada) Enterprises Inc., a British Columbia corporation;
o    Bingo.com (Antigua),  Inc., an Antigua International  Business Corporation;
     and
o    Bingo.com (Wyoming), Inc., a Wyoming corporation.

Our corporate structure is as follows:


                                        -------------------------------
                                                     Bingo.com, Inc.
                                                 (a Florida corporation)
                                        -------------------------------

-------------------------------------    --------------------------------------    -----------------------------------
Bingo.com (Canada) Enterprises Inc.(1)       Bingo.com (Antigua), Inc. (2)           Bingo.com (Wyoming), Inc. (3)
  (a British Columbia corporation)        (an Antigua International Business             (a Wyoming corporation)
                                                    Corporation)
-------------------------------------    --------------------------------------    -----------------------------------


(1) Bingo.com (Canada) was incorporated on February 10, 1998 as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999

(2)  Bingo.com   (Antigua)   was   incorporated   on  April  7,   1999  as  Star
     Communications Ltd. and changed its name to Bingo.com. (Antigua), Inc. on April 21, 1999

(3)  Bingo.com  (Wyoming) was  incorporated  in the State of Wyoming on July 14,
     1999.

Bingo.com (Canada) is in the business of developing and operating an Internet portal, which focuses exclusively on the entertainment and lifestyle interests, including health care, arts, recreation, movies, and games; and

Bingo.com (Antigua) is in the business of developing and operating a bingo gaming web-site that is accessible worldwide over the Internet (except Bingo.com (Antigua) does not accept wagers in jurisdictions that prohibit Internet gaming).

Bingo.com (Wyoming) was formed for the purpose of restructuring our corporate organization. See, "The Reorganization."

Our Company - Bingo.com, Inc.

We were incorporated in the State of Florida on January 12, 1987, under the name "Progressive General Lumber Corp." with an authorized share capital of 7,500 shares of common stock with a $1.00 par value per share. We were for the most part inactive until July 1998.

On July 17, 1998, we filed Articles of Amendment and increased our authorized share capital to 50,000,000 common shares with a $0.001 par value per share. We also authorized a forward stock split by way of a stock dividend to increase the number of then issued and outstanding shares on a 200 shares for 1 share basis.

In January 1999, our management changed, and we began to implement our current business strategy. On January 13, 1999, we filed Articles of Amendment to amend our Articles of Incorporation and change our name to "Bingo.com, Inc.," effective January 22, 1999.

On January 18, 1999, we finalized an agreement to purchase the right to use the domain name "Bingo.com".

We organized Bingo.com (Canada) in February 1999 and Bingo.com (Antigua) in April 1999 to facilitate the implementation of our business plan.

We organized Bingo.com (Wyoming) on July 14, 1999, to restructure our corporate organization because Florida law would not allow us to continue to a jurisdiction outside the United States. Wyoming law permits us to merge into Bingo.com (Wyoming) and to continue into Antigua.

The Reorganization

In June 1999, our Board of Directors unanimously approved, subject to the approval of the holders of more than 50% of the outstanding shares of our common stock, a corporate reorganization pursuant to which we will merge with and into Bingo.com (Wyoming), and immediately thereafter, we plan to obtain Articles of Continuance from the Director of International Business Corporations, Antigua, to become an Antigua International Business Corporation called "Bingo.com, Inc." After the reorganization, our subsidiaries will continue to conduct the businesses in which they are now engaged.

We contemplate that the reorganization will be completed in two steps:

1. We will merge into Bingo.com (Wyoming), resulting in the following corporate structure:


                       -----------------------------------
                          Bingo.com (Wyoming), Inc. (1)
                             (a Wyoming corporation)
                       -----------------------------------

------------------------------------              ------------------------------
Bingo.com (Canada) Enterprises Inc.                  Bingo.com. (Antigua), Inc.
(a British Columbia corporation)                      (an Antigua International
                                                        Business Corporation)
------------------------------------              ------------------------------


(1) Bingo.com (Wyoming) will take our place as a holding company for Bingo.com (Canada) and Bingo.com (Antigua). Your shares will become shares of Bingo.com (Wyoming).


2. Bingo.com (Wyoming) will continue out of Wyoming into Antigua and become an Antigua International Business Corporation resulting in the following corporate structure:


               ----------------------------------------------------
                               Bingo.com, Inc. (1)
                 (an Antigua International Business Corporation)
               ----------------------------------------------------


------------------------------------              ------------------------------
Bingo.com (Canada) Enterprises Inc.                  Bingo.com. (Antigua), Inc.
 (a British Columbia corporation)                    (an Antigua International
                                                       Business Corporation)
------------------------------------              ------------------------------

(1) We, as Bingo.com (Wyoming), will file an Application for Certificate of Transfer with the Secretary of State of the State of Wyoming, and we will become an Antigua International Business Corporation using our current name, Bingo.com, Inc. Your shares will then become shares of our newly continued Antigua corporation.


Your basic voting rights will not change as a result of the reorganization. See "Description of Registrant's Securities To Be Registered -- Post Reorganization Rights and Analysis."

We believe that the continuation into Antigua will allow us to organize our international business activities to take maximum advantage of business, tax and financing environments, which we believe are more favorable than those available in the United States. In particular, our board of directors approved the reorganization for the following reasons and based on the following assumptions:

o the creation of an Antigua parent corporation may reduce corporate income taxes because, unlike the United States tax system which imposes corporate income tax on the worldwide income of United States corporations, Antigua imposes no corporate income taxes on the income of an Antigua International Business Corporation;

o the reorganization may, in certain circumstances, have a favorable effect on our ability to sell assets or raise additional capital in the future; and

o the corporate structure in the form proposed by the reorganization is anticipated to provide greater management flexibility and control, as well as a more suitable corporate structure for expansion of our current businesses.

We intend to file a registration statement on Form S-4 with the SEC relating to the registration of our Antigua shares to be issued in connection with the reorganization. The reorganization will require the approval of a majority of our shareholders.

Our common shares are currently quoted on the National Association of Securities Dealers' Over-The-Counter Bulletin Board (also known as the "OTCBB") under the symbol "BIGR." We anticipate that the Antigua shares you receive in connection with the reorganization will be quoted on the OTCBB under the "BIGR" trading symbol. We cannot, however, assure you that we will continue to qualify for quotation on the OTCBB or that the National Association of Securities Dealers will approve our Antigua shares for OTCBB quotation or assign the BIGR symbol to our Antigua shares after the reorganization.

We have not been subject to any bankruptcy, receivership or other similar proceeding.

Bingo.com Domain Name

We entered into an agreement to purchase the right to use the domain name "Bingo.com" from Bingo, Inc. for (i) $200,000, (ii) 500,000 shares of our common stock (at a deemed value of $2.00 per share) and (iii) an agreement to pay, on an ongoing basis, royalties in the amount of 4% of our gross revenues with a total minimum guarantee of $1,100,000. We based the value of the "Bingo.com" domain name on factors such as the relationship of the name to our business, the ability for us to create a brand for our web-site and portal based on the name, the ease of internet browser searchability of the domain name and the ability of visitors to our web-site to remember and associate the name with our web-site and portal. We negotiated the terms of the domain name acquisition at arms' length, and we believe the consideration we paid for the name was reasonable.

The Business of Bingo.com

Overview

We intend to develop a leading on-line bingo game and an Internet portal focused on worldwide entertainment and lifestyle interests, including health care, arts, recreation, cooking, travel, music, videos, movies and games.

Bingo.com (Canada) is developing our entertainment and lifestyle portal and Bingo.com (Antigua) is developing the bingo gaming web-site.

The Business of Bingo.com (Canada) - Portal Site

Overview

Our primary objective through Bingo.com (Canada) will be to provide Internet users with an Internet portal site that will be a unique gateway to the Internet's entertainment and lifestyle web-sites and that can be easily designated by the Internet user as its default home page. We anticipate that the portal will incorporate appealing graphic design and information content, be user friendly in the sense that it will be less technical and easy to use, and offer free services, gifts and links to other web-sites. Bingo.com (Canada)'s strategy is to create user loyalty to our portal and to influence the user to designate our portal as their default home page. We anticipate that Bingo.com (Canada) will develop a measurable audience that will justify and permit it to generate revenues from the sale of banner advertising and provide opportunities to generate revenues from e-commerce. Bingo.com (Canada) will be managed by its own management team and structured as an independent operating subsidiary principally located in Vancouver, Canada.
The entertainment aspect of Bingo.com (Canada)'s portal will not include adult content.

The Global Portal Market

The portal industry was started by Yahoo!, a search engine company that brought organization to the chaos of the Web. It began as a simple classification or index of web-sites and kept growing. As a result of the explosive popularity of the Web and the Web surfer's demand for quick access to well-organized information, many companies such as Excite, Infoseek and Lycos soon followed Yahoo!'s lead. The search engine companies responded to the market demand for better organization and increased service and have evolved into what are today referred to as portals or content channels.

Today, a constant stream of traffic is directed to the portals and from there, out into the Web. Web portals are targeted at both businesses and consumers and typically contain a search engine. Portals offer a multitude of free services in an attempt to capture the attention of passing traffic and encourage the passersby to stay and use their services. All of this activity (such as, how many users enter the site, how long they stay and where they go to within the portal) is tracked by sophisticated software. When a site can state that it has numerous hits or page views, it can generally attract advertisers and generate revenues by selling advertising or virtual real estate space on its site, not unlike billboards on a highway. Portal operators like America Online Inc., Excite Inc., and Yahoo! Inc., generate revenues by selling advertising space to advertisers seeking to target the millions of people each day who visit these portals as the starting point for daily surfing.

Niche Market Focus

We believe the market for major portal companies that have launched sites with a broad appeal is becoming crowded. These `macro portals' are often viewed as being cluttered and, although they seek to position themselves as being unique from their competitors, there is little apparent brand differentiation between them. Although comprehensive, we believe that these sites can be confusing to the user as they present many more alternatives than are needed by consumers to find information and web-sites in a timely and efficient manner. As consumers are becoming more comfortable with using, interacting with and transacting commerce over the Internet, we believe they are also looking for direct access to their specific areas of interest or need. This has lead to the development of a new class of portal that focuses only on the information content and links that deal with the issues of specific "niche" markets or categories of interest.

Bingo.com (Canada)'s business strategy will be to create, develop and operate a portal whose content and links are focused on a niche in the market:
entertainment and lifestyle interests. Some examples of entertainment content could include movies, music, videos, computer games, sports, or the performing arts. Lifestyle content might include health, travel, consumer reports, retirement financial planning, environment, or cooking.

E-commerce

The term "e-commerce" encompasses business to consumer transactions conducted over the Internet and the World Wide Web. As interest in the Web exploded during the mid-1990's and, as the number of consumers with access to the Internet at work or at home grew, companies that originally had established web-sites for marketing purposes (to promote their corporate or brand identity or to provide information about their products) soon became interested in using those sites for sales purposes. Certain businesses identified the Internet as a means to shorten the sales cycle. The information that is presented on a web-site is generally delivered in a focused manner to targets who are intentionally looking for that specific information. The Internet can reduce costs and level the playing field for small and large businesses, allowing them to extend their reach globally. As well, the availability of sophisticated Internet and Web technology, improved security mechanisms, and the increasing acceptance of the new communications medium are fueling the use of e-commerce by businesses and consumers. We believe that consumers' trust in the Internet will increase as the number of successfully completed transactions increases. Studies are demonstrating that the consumers' attitudes are rapidly changing and that they are rapidly gaining confidence with transacting business over the Internet.

We believe that the way in which products and services will be directly or indirectly sold in the future will increasingly shift toward the Internet. Leading businesses throughout the world are developing their Web strategies to take advantage of this shift in the way consumers will receive product and service related information and purchase goods and services. We believe that an increasing percentage of businesses' advertising budgets will be allocated to the funding their Web strategy. We believe advertisers are and will increasingly be advertising on portals with a volume of users matching the demographic profile of the advertiser's target consumer.

We anticipate that the breadth of Bingo.com (Canada)'s focus on entertainment and lifestyle content will attract visitors with demographic consumer profiles that will appeal to advertisers. As a result, we anticipate that Bingo.com (Canada) will be able to sell banner advertising and enter into promotional joint ventures with a broad spectrum of businesses.

Bingo.com (Canada) Marketing Strategy

Our goal is for Bingo.com (Canada)'s portal to become the default browser for those seeking information with respect to entertainment and lifestyle interests. Bingo.com (Canada) intends to build an Internet community consisting of a dedicated and loyal user base that we anticipate will support our ability to generate advertising revenues and e-commerce sales for Bingo.com (Canada).

Consumers have a number of alternatives as to how to spend their disposable income. In a general sense they can invest for the future or they can spend their funds on entertainment or lifestyle activities. The Bingo.com (Canada) portal will be directed to the user who wants to improve the quality of their life through gaining information on or participating in entertainment or lifestyle activities that they identify through the Internet. We believe entertainment or lifestyle related searching is generally a pleasant experience. As such, the niche market that the Bingo.com portal will target is based on interests that people instinctually consider non-threatening and fun. Through advertising, Bingo.com (Canada) will attempt to create strong branding of its logo, name and niche category. We believe many of the existing portals do not incorporate unique design features capable of differentiating themselves from the competition. Bingo.com (Canada)'s strategy will also be to incorporate innovative technologies on its portal, which will include full motion three dimensional (3D) graphics, music and sound effects. We believe this is consistent with our entertainment focus and the expectation of visitors to our web-site and will add to the user's Internet experience. Our goal is to capture the user's initial and future attention in order to create curiosity and loyalty to the Bingo.com portal. In addition, Bingo.com (Canada)'s portal will be designed to be user friendly, easier to use and less technical in the eyes of the user.

Bingo.com (Canada)'s portal will offer services to its visitors that will aid in establishing a loyal user base. We anticipate many of these services will be available free of charge and will include web pages, e-mail, news and other entertainment features designed to maintain and enhance the portal's appeal and create brand loyalty with the visitors.

Portal Revenue - Advertising

We believe the Internet is changing the advertising community. The Internet is causing a change in the way companies reach their desired customer base. On-line advertising is creating a faster, more focused, and dynamic method of reaching customers who have personally selected their area of interest. The global proliferation of computers in businesses and the home and the increasing connectivity through the Internet has presented the advertising community with a new medium through which to communicate their client's messages. The Internet is becoming an accepted medium for advertising and e-commerce. In order to better understand the demographics of the site visitor, companies are asking customers to first provide information about themselves, allowing marketers to determine customer needs based on actual preferences. Web-sites are an effective medium to poll customers quickly, precisely and cost-effectively. This allows the web-site to make changes rapidly that will attract more target customers and generate greater advertising revenue through customized advertising and promotions.

The key for the ad-based Internet business model (wherein the Internet is viewed as an accepted mass media) is the ability of marketers to measure the Web audience on a competitive basis with other media such as broadcasting, cable or print. We believe that measurement criteria focusing on users' interests, page views and duration is roughly comparable to conventional advertising measurement criteria such as frequency and reach.

We anticipate that an integral component of the Bingo.com (Canada) portal will be our ability to analyze on a statistical basis our user base profiles. The Bingo.com (Canada) portal site currently tracks a number of monthly, daily and hourly statistical criteria, including user type (.net - network, .gov - government, .com - commercial, .edu - educational, etc.), duration on line, page views, geographic location (.ca - Canada, .fr - France, .uk - United Kingdom, etc.) and download file size. We intend to use this information to justify the advertising rate structure used by Bingo.com (Canada) and to market our portal to advertisers. We believe that advertisers evaluate portals and web-sites in advertising buying decisions based on statistical criteria such as number of visitors, length of visits, page views and files downloaded. In the future, we may ask visitors to register for specific information, contests or events, which will allow us to obtain certain demographic information (age, income, household size, occupational class, etc.) that may be useful to advertisers.

Marketing Plan and Advertising Campaign - September 1999 to August 2000

Bingo.com (Canada) is currently developing and intends to launch and manage a three phase marketing plan and advertising campaign that is intended to run from September 1999 to August 2000. The marketing plan and advertising campaign are intended to benefit both Bingo.com (Canada) and Bingo.com (Antigua) and highlight the merits of both the portal and the on-line bingo game.

The first phase of the "Tell the World" strategic marketing plan and advertising campaign will target Western European markets. This phase of our plan will be launched during the period from September 1999 to November 1999. With a combination of on-line Internet and traditional media advertising, strategic alliances with other web-sites and promotional arrangements with entertainment and lifestyle marketing companies, Bingo.com (Canada) intends to reach and penetrate its targeted audiences interested in entertainment and lifestyle issues. The "Tell the World" campaign will be designed to build consumer awareness and encourage bingo players and Internet users to become first-time guests to our portal site. Our on-line marketing plans are intended to influence advertisers to purchase advertising on the Bingo.com portal. Bingo.com (Canada) is continuing ongoing negotiations with international advertising agencies and media buyers. We anticipate Bingo.com (Canada) will enter into agreement with an advertising agency to launch the "Tell the World" campaign in the third or fourth quarter of 1999.

The second phase of the strategic marketing plan and advertising campaign will be launched over the period from November 1999 to February 2000. The campaign is intended to expand market presence of Bingo.com (Canada) and Bingo.com (Antigua) in Western and Eastern Europe. Bingo.com (Canada) ;is also expected to launch a strategic marketing plan and advertising campaign targeted at the Asia Pacific, Mexico, Central and South American markets. Phase two of the "Tell the World" campaign is expected to combine a mixture of on-line and off-line advertising, promotional and strategic alliances with other web-sites. Bingo.com (Canada) will modify its marketing programs and advertising campaigns based on the review of the effectiveness of the campaign.

The third phase of Bingo.com (Canada)'s advertising campaign will be directed toward supporting the launch of Bingo.com (Antigua)'s North American "non-wagering" bingo game. We believe North America is one of the world's largest advertising markets and represents an opportunity for Bingo.com (Canada) to generate revenues from selling advertising on the Bingo.com portal to marketers of entertainment and lifestyle related products and services. We intend to enter the North American marketplace with an established international membership base representing strong consumer purchasing power. We anticipate that this will enable Bingo.com (Canada) and Bingo.com (Antigua) to negotiate with international and multi-national companies for the opportunity to provide products and services as prizes for the "non-wagering" bingo game in exchange for portal viewership.

Bingo.com (Canada) Business Development and Startup Costs

As of July 31, 1999, Bingo.com (Canada) expended approximately $309,320 on portal research and development activities. Effective February 3, 1999, Bingo.com (Canada) and Stratford Internet Technologies ("Stratford") entered into an agreement (the "Stratford Agreement") pursuant to which we retained Stratford to assist in designing and developing the first phase of the portal site. Under the terms of the Stratford Agreement, Stratford assigned to us all right, title and interest in the Bingo.com portal site technology being developed. We made payments of $15,000 and allotted and agreed to issue Stratford two-hundred and fifty thousand (250,000) shares of our common stock as payment for services related to designing and developing the first phase of the portal site. Bingo.com (Canada) and Stratford are in the process of amending the terms of the Stratford Agreement, and we anticipate that the Stratford Agreement will be amended during the third quarter of 1999, and that we will issue Stratford the common shares.

Bingo.com (Canada) Employees

As of July 31, 1999, Bingo.com (Canada) had seven full-time employees or consultants. In addition, Shane Murphy, our President, devotes approximately 20% of his time to Bingo.com (Canada). From time to time, Bingo.com (Canada) may also retain consultants and consulting firms to provide Bingo.com (Canada) with special expertise in developing marketing, software and telecommunications technologies.

Bingo.com (Canada) Competition

Bingo.com (Canada) will face competition primarily from established North American based branded portals such as Yahoo, AOL, AltaVista, Excite, Hotbot, Infoseek, Lycos, MSN, Netscape and others. There are also a number of smaller companies that target the entertainment segment of the market and a number of companies that may be in the process of developing Internet portals that may directly compete with the Bingo.com (Canada) portal.

Portals are well established and compete fiercely for market share based on offering a continually increasing number of free features and content. The free features, such as personalization tools, e-mail, stock updates, tailored news headlines and news services, message boards, chat areas, enhanced reference and search tools, and shopping guides are intended to establish loyalty and a relationship between the portal and the surfer.

The convergence of multimedia communications (voice, data, video, Internet) and the constantly increasing capability of technologies to deliver these media will permit increasing interactivity and allow for more media rich content to be delivered over the Web. This is the driving force behind the joint ventures or acquisitions of portals with branded media companies such as Time Warner, Walt Disney Co. or AT&T, or industry consolidation. For example, America Online acquired Netscape Communications and Yahoo! acquired GeoCities. These portals are well financed and the strength of the combined entities will further enhance their ability to attract the considerable amounts of capital that will be required to keep pace with the market demand and technology advances.

Bingo.com (Canada) Trademarks and Intellectual Property Protection

We anticipate Bingo.com (Canada) will apply for trademark registration and protection for its logo and various phrases in Canada and the United States. However, Bingo.com (Canada) has not submitted any applications for trademark registration. In the event that Bingo.com (Canada) determines that it has created an asset whose value can be protected, it will attempt to protect its proprietary asset by applying for patents, copyrights or trademarks. In addition, Bingo.com (Canada) intends to rely on trade secret laws and non-disclosure and confidentiality agreements with its employees and consultants, who have access to its proprietary technology, to protect its technologies.

The Business of Bingo.com (Antigua) - Bingo Gaming

Overview

Bingo.com (Antigua)'s primary objective is to develop one of the largest on-line bingo games in the world. We anticipate that Bingo.com (Antigua)'s bingo game will incorporate innovative design features, surprise jackpots and prizes and a jackpot of up to $1,000,000. We also anticipate that Bingo.com (Antigua) will contribute 1% of its gross revenues from the sale of bingo cards to charity. Bingo.com (Antigua)'s strategy will be to create an on-line environment that will appeal to bingo players and to which such players will return on a regular basis to play Bingo.com bingo. The operations of Bingo.com (Antigua) to be managed by a separate, experienced management team and organization located in Antigua, where Bingo.com (Antigua) is licensed to operate an Internet gaming business.

Bingo.com (Antigua) - Licensing

On April 16, 1999, Bingo.com (Antigua) was granted a license to operate an offshore virtual casino wagering business, effective April 30, 1999. The license was granted under the authority and jurisdiction of the Antigua and Barbuda Free Trade and Processing Zone in accordance with Statutory Instruments 1997 No. 20-Virtual Casino Wagering and Sports Book Wagering Regulations, made by the Minister under Section 27 of the Free Trade and Processing Zone Act No. 12 of 1994. Bingo.com (Antigua) paid a license fee of $100,000 to the Barbuda Free Trade and Processing Zone on April 16, 1999 and began to offer a live version of the Bingo.com bingo game on July 28, 1999. An annual payment of $100,000 is required to be paid in order to continue operations under the terms of the license.

On-line Bingo Gaming Software

Bingo.com (Antigua) is in the process of developing proprietary software that will allow patrons to play a variety of bingo games over the Internet in two modes: wagering and non-wagering. Bingo.com (Antigua) began beta testing the proprietary wagering version of its software and its server in April 1999 and continued beta testing through July 1999. The server systems and software performed well in test mode. During the duration of the beta test period, players provided Bingo.com (Antigua) with valuable comments and feedback, which were considered by Bingo.com (Antigua) and incorporated into the improvement of its software and on-line bingo game. On July 28, 1999, Bingo.com (Antigua) launched a live international wagering version of the on-line bingo game, which allows players who reside in jurisdictions that permit wagering over the Internet to play a wagering version of the game. Bingo.com (Antigua) is committed to improving its proprietary software, and we anticipate that an improved version of the Bingo.com game will be available prior to the launch of phase two of our "Tell The World" marketing campaign. Bingo.com (Antigua) is also in the process of creating a non-wagering version of the Bingo.com bingo game that will be available to players who reside in jurisdictions that do not permit wagering over the Internet to be played in a free mode. We anticipate that development will be completed prior to the launch of phase three of our "Tell The World" marketing campaign.

The Bingo.com (Antigua) on-line bingo game is designed to be entertaining and captivating. We anticipate that the game will be adapted to overcome the idiosyncrasies of the Internet in order to minimize the risks associated with "noise" on telephone lines or other unpredictable technical glitches that may cause connections between the player's computer and the Antigua based game server to terminate. The software is designed to keep track of the precise status of each game, and if a game is interrupted, the player can return to the Bingo.com (Antigua) web-site to determine the status or outcome of the game they were playing.

Bingo.com (Antigua) Equipment Capacity

Bingo.com (Antigua) owns a primary server located in a secure third party Antigua based facility and a back up server, which is in the process of being installed in Antigua and anticipated to be operational in September 1999. We believe the server is capable of handling 20,000 simultaneous connections (users/players). The backup server is intended to provide Bingo.com (Antigua) with the capacity required to operate in the event the primary server's operation is temporarily interrupted.

Bingo.com (Antigua) Operations

Our on-line bingo game will be accessible to players over the Internet (also known as the "World Wide Web" or "Web"). As the name `World Wide Web' suggests, people located throughout the world who have a computer and access to the Internet will be able to play a version of our on-line bingo game. Internet based commerce, including on-line wagering, is a relatively new industry that transcends the concept of traditional state and national borders. Many countries and jurisdictions are currently struggling to determine how to deal with issues related to Internet commerce, and more specifically, whether to prohibit, regulate or tax the transactions that flow over the Internet.

Bingo.com (Antigua) Regulatory Compliance

Bingo.com (Antigua) was granted a license to operate its Internet casino by the Antigua government, under the "Virtual Casino Wagering and Sports Book Wagering Regulations" promulgated under Section 27 of the Antigua Free Trade and Processing Zone Act, 1994. Bingo.com (Antigua) must adhere to the legal requirements of each jurisdiction in which it operates or offers its services or is deemed to operate or offer its services. Although Bingo.com (Antigua) has a license from Antigua to operate its on-line bingo game, the laws of certain jurisdictions, including Canada and the United States, either directly prohibit or are indirectly being interpreted as prohibiting on-line wagering. We intend to comply with the laws of those jurisdictions and to notify the players of their legal responsibilities and obligations.

In developing, a legal compliance policy, Bingo.com (Antigua)'s management reviewed certain legal issues related to on-line wagering in certain jurisdictions and considered different strategies for complying with the laws of jurisdictions where the on-line bingo game may be played. On July 21, 1999, we announced that Bingo.com (Antigua) would only accept wagers from jurisdictions that permit on-line wagering over the Internet and that it would implement a three tier blocking strategy designed to screen players that are located or resident in Canada and the United States. Bingo.com (Antigua) currently has a policy of (i) screening applicants, (ii) blocking credit card transactions of residents of Canada and the United States, and (iii) blocking transactions originated through a North American based Internet service provider.

o Screening: Bingo.com (Antigua) will not allow any person that registers with a Canadian or United States address to play the wagering version of the Bingo.com bingo game.

o Credit Card Blocking: Bingo.com (Antigua) will not process any credit card transactions of Canadian or United States credit card holders.

o ISP Blocking: Bingo.com (Antigua) will not allow any person to register if the registration is originated through a North American based Internet service provider.

In addition to its blocking strategy, Bingo.com (Antigua) publishes the following policy notice on its web-site:

     `Legal Guidelines

     Only those individuals over the legal age under the laws of their jurisdictions are allowed to play for real money at the Bingo.com on-line bingo game web-site. If you are playing for real money, be aware that authorities in some jurisdictions do not currently permit gambling over the Internet. Before playing you should apprise yourself of which laws are applicable to you and act in accordance with those laws. You should verify that you are in compliance with the laws applicable to you in your jurisdiction before registering. We reserve the right to cancel the privileges of anyone playing our on-line bingo game for real money that is found to be violating the law.'

We believe that our blocking strategy and our disclaimer will prevent Canadian or United States players from playing the wagering version of Bingo.com (Antigua)'s bingo game, and in the future, we intend to implement similar blocking strategies to prohibit players in other jurisdictions where Internet gaming is prohibited from playing. However, we cannot guarantee that players will not find methods of disguising the identity of their residence, which may allow them to wager on Bingo.com (Antigua)'s on-line bingo games.

To accommodate the regulatory schemes of various jurisdictions and the goal of Bingo.com to have world wide appeal, we anticipate Bingo.com (Antigua) will develop and introduce a non-wagering version of its on-line bingo game. Residents in jurisdictions where the legality of Internet gaming is uncertain will only be allowed to play the non-wagering or free mode version on-line bingo game. The free mode is intended to promote and generate traffic to our on-line bingo web-site which in turn, is expected to create a demand for banner advertisements. We anticipate that winners of the non-wagering version of the Bingo.com bingo game will receive free gifts or prizes.

Bingo.com (Antigua) Operational Guidelines

Bingo.com (Antigua) has adopted the following operational guidelines and policies for its wagering mode bingo game:

o acceptable forms of payment to process customer financial transactions include credit cards, wire-transfers, money-orders and personal account debits;

o all processing related to authentication of players' credit cards, processing financial wagering transactions that occur while playing the Bingo.com bingo game, and distribution of funds to the player will be completed through Global Payment Systems, an experienced third party service company;

o process and qualify (accept or reject), in a short period of time, the relevant personal and financial information when a patron registers to open an account with Bingo.com;

o allow patrons to elect to play any Bingo.com (Antigua) games offered and wager on their accounts;

o    allow patrons to review their accounts and cash-out at any time;

o    extend no credit services to the players;

o implement procedures and policies designed to protect customer/player data and information with high-level security systems and password encryption software;

o offer a 24 hour, 7 days a week support line to the players, which is anticipated to be staffed by a minimum of two knowledgeable persons at all times (increased at peak playing periods and when traffic increases);

o offer customers access to customer service for comments or answers to questions through e-mail or the support line; and

o provide accessibility to customers and a customer satisfaction support system.

Players who desire to play the Bingo.com (Antigua) bingo game must (i) register with Bingo.com (Antigua) by providing relevant player information (name, address, place of citizenship, age, credit/bank card information, etc.); (ii) download proprietary software and (iii) agree to play under the rules and guidelines established by Bingo.com (Antigua).

We anticipate the players who play the Bingo.com (Antigua) bingo game in the free mode will be required to register with Bingo.com (Antigua) for screening and marketing purposes, but that they will not be subject to the scrutiny applied to players playing in the wagering mode.

Bingo.com (Antigua) Fulfillment and Security

Bingo.com (Antigua) has entered into an agreement with Global Payment Systems or "GPS" to process the wagering financial transactions. GPS has significant experience in processing credit card transactions and offers a real-time payment processing system. In addition, GPS has experience in the wagering industry. GPS has been in the business of processing and administering financial transactions for several years and we believe GPS will offer the benefits of reliable, secure payment processing functionality. The player will be protected, as their funds will be on deposit with a recognized international bank, while Bingo.com (Antigua) is anticipated to benefit from GPS's low incidence of player charge-backs (payment disputes) and credit card fraud. Bingo.com (Antigua) will also benefit by not having to bear the cost of developing and maintaining complex systems, infrastructure, and overhead to process credit card transactions.

We believe the benefits of the GPS service are: (1) secure communication lines between Bingo.com (Antigua) and GPS; (2) the customer payment information is encrypted to prevent alteration or tampering; and, (3) the messages are authenticated to verify the identity of the parties sending and receiving the payment processing request. Access to GPS's servers is secure, monitored and controlled 24 hours a day, seven days a week.

Bingo.com (Antigua) Market Strategy

Wagering over the Internet represents a category of e-commerce. While some forms of e-commerce have been slow to be accepted by the consumer, we believe that wagering over the Internet has grown rapidly. There are many forms of Internet wagering including casinos offering poker, blackjack and other games of chance; sports and pari-mutuels betting; and lotteries. We estimate that there are currently 300 wagering web-sites.

We believe that bingo is a widely accepted form of wagering, stemming from its association with churches and charities and its more social character when compared to poker and other similar games of chance. Bingo has been transformed during the last two decades from being played in bingo halls with paper cards to the use of electronic bingo boards to the current offering of bingo over the Internet. We believe that there are approximately 30 Internet sites that offer web-based bingo, including, among others, IBingo, Bingomania and Bingo Zone.

We estimate that there are currently 60 to 80 million people worldwide who regularly access the Internet. Bingo.com (Antigua)'s target market will consist of on-line users located throughout the world who enjoy the game of bingo. Bingo.com (Antigua)'s target market for its wagering mode bingo game will include players who are at least 18 years of age (or such age as is applicable in their jurisdiction of residence) who wager on games of chance, subject to Bingo.com (Antigua)'s blocking policy.

We anticipate that Bingo.com (Antigua) will attract players by offering its unique on-line bingo game, which incorporates innovative multimedia design in a simple and user-friendly format.

Our "Tell The World" marketing campaign is intended to create player interest and build market awareness of the Bingo.com portal and interest in Bingo.com (Antigua)'s on-line bingo game. We intend to target audiences with entertainment and lifestyle interests that are current and future Internet users.

Anticipated Gaming Revenue

We believe Bingo.com (Antigua) may derive revenue from four sources:

     - On-line wagering - gaming revenues from the Bingo.com on-line bingo game;
     - Memberships fees - charged once Bingo.com becomes a popular web-site and its on-line bingo game is fully established;
     - Licensing - an initial license fee from the sale of licenses to third party gaming companies to use the proprietary bingo gaming software and an on-going royalty based on the third party gaming companies' revenue; and
     -    Banner and advertising revenues.

Initially, we believe Bingo.com (Antigua) will derive substantially all its revenues from on-line wagering. There can be no assurance Bingo.com (Antigua) will generate sufficient revenues, if any, from its operations to be commercially viable.

Bingo.com (Antigua) Business Development and Startup Costs

As of July 31, 1999, we have expended approximately $838,674 on research and development activities related to the on-line bingo game. Effective February 3, 1999, we entered into an understanding with Mindquake Software for the design and development of bingo gaming software. We are in the process of finalizing a definitive agreement with Mindquake, and we anticipate we will enter into such agreement during the fourth quarter 1999, under which Mindquake will assign to Bingo.com (Antigua) all right, title and interest in the Internet bingo software. As of July 31, 1999, we paid Mindquake approximately $60,420 related to the development and installation of the gaming bingo software.

Bingo.com (Antigua) Employees

As of July 31, 1999, Bingo.com (Antigua) had seven full-time employees. In addition, Shane Murphy, our President, devotes approximately 60% of his time to Bingo.com (Antigua). From time to time, Bingo.com (Antigua) may also retain additional consultants and consulting firms to provide expertise in financing, marketing and developing software and telecommunications technologies related to its business.

Bingo.com (Antigua) Competition

The Internet wagering business is highly competitive, and Bingo.com (Antigua) will face competition from North American and foreign casino and bingo operators. Bingo.com (Antigua) has defined its competition as those web-sites specifically dedicated to offering the visitor a chance to play bingo or lotteries on-line and on-line casinos that allow the visitor to play games of chance such as roulette, blackjack, poker or slot machines. We do not believe that Bingo.com (Antigua) will compete with traditional bingo halls offering paper based games, electronic bingo systems or land-based casinos, as the players who play in those venues have made a decision to play in a tangible rather than a virtual environment.

Generally, Internet gaming sites can be accessed through any of the established branded portals by using a key word search. We believe that gaming sites compete on the basis of:

     o    Site design;

     o    Ease and use;

     o    The variety of games that a player can play;

     o    Accessibility;

     o    The number of games that a player can play at any one time;

     o    Size of the pay-outs;

     o    Confidentiality and security of information and account status;

     o    Reputation of the web-site;

     o    Prompt payment of winnings;

     o    New game software development;

     o    Chat groups;

     o    Speed of the games; and

     o Customer service (including 24 hour, 7 days per week customer support lines, e-mail support, etc.)

We believe there are over 300 on-line casinos offering gaming on the Internet and approximately 30 on-line casinos with bingo or keno. Ibingo, Bingomania and Bingo Zone are a few examples of competitors whose sites are specifically dedicated to on-line bingo while MaPau Casino, Sands of the Caribbean and English Harbour Casino are examples of on-line casino competitors.

We believe there are market barriers facing potential providers of Internet gaming, such as Bingo.com (Antigua), including, among others:

o developing technology that is compatible with the Internet and that transforms commonly played tangible games of chance into virtual games that are easy for players play and understand;

o developing a web-site infrastructure that is secure and that can process transactions on a timely and accurate basis;

o    obtaining the regulatory licensing to conduct Internet gaming;

o obtaining an experienced management and technical team to develop an effective marketing, gaming and Internet strategy; and

o    developing a solid reputation among players.

We believe that each of these market barriers must be overcome to establish and maintain a successful Internet gaming operation.

Bingo.com (Antigua) Patents, Copyrights and Trade Secrets

As of the date of this registration statement, Bingo.com (Antigua) does not own or otherwise control any registered patents, copyrights or trademarks. However, on April 29, 1999, we filed a Provisional Application, to seek patent protection for our proprietary bingo gaming software, with the United States Patent Office on behalf of Bingo.com (Antigua), anticipating the assignment of the right, title and interest in the on-line bingo gaming software designed and developed by Mindquake to Bingo.com (Antigua). Bingo.com (Antigua) will have one year to prepare and submit a formal patent application to the United States Patent Office. In addition to this protection, we may attempt to protect our proprietary technology by relying on trade secret laws and non-disclosure and confidentiality agreements with their employees and consultants who have access to their proprietary technology.

Internet Gaming Regulation

Many countries are currently struggling with issues surrounding wagering and gambling over the Internet. More specifically, they are considering the merits, limitations and enforceability of prohibition, regulation or taxation of wagering and gambling transactions that are transacted over the Internet. There are significant differences of opinion and law between countries such as the United States, Canada, Australia, Liechtenstein and Antigua.

In the United States, the ownership and operation of land-based gaming facilities has traditionally been regulated on a state by state basis, although the vast majority of states have legalized some form of gaming activities. All 50 states currently have statutes or regulations regarding gaming activities, and three states have no gaming at all. In most states it is illegal to place or accept a wager, with specific state-by-state statutory exceptions. Certain of Bingo.com (Antigua)'s competitors have been the subject of criminal complaints at the state level in Minnesota (Minnesota v. Granite Gate Resorts, Inc., 568 N.W.2d 715 (1997)), Missouri (Missouri v. Interactive Gaming & Communications Corp., No. CV 97-7808 (Mo.Cir.Ct. 6/16/97)), and New York (New York v.
World Interactive Gaming Corporation (action filed 7/13/98)).

The United States Federal Interstate Wire Act contains provisions which make it a crime for anyone in the business of gaming to use an interstate or international telephone line to transmit information assisting in the placing of wagers, unless the wagering is legal in the jurisdictions from which and into which the transmission is made. There are other federal laws impacting gaming activities including the Interstate Wagering Paraphernalia Act, the Travel Act and the Organized Crime Control Act. However, it remains unresolved whether these other laws apply to gaming conducted over the Internet.

Various U.S. regulatory and legislative agencies are conducting studies of interstate and interactive wagering and one, the National Gambling Impact Study Commission, has recommended the prohibition of Internet gambling within the United States and the development of enforcement strategies by the Department of Justice.

In addition, the United States Congress is considering the 1999 Kyl bill (S-692), which could prohibit or limit either the intrastate or interstate activities Bingo.com (Antigua) engages in or the type of activities associated with such wagering. In May 1999, the Senate Judiciary subcommittee on technology, terrorism and government information passed the Kyl bill by a voice vote. We believe that any change in either the substance or the enforcement of the applicable or proposed rules and regulations in these areas could have an adverse effect on our business and prospects.

In other areas of the world, there are countries and states that are legalizing Internet gaming and moving toward regulation and licensing of operators. For example:

     o Queensland, Australia, has chosen to protect gaming consumers who play games offered over the Internet through regulation embodied in the Interactive Gambling (Player Protection) Act 1998. The primary aim of the Act is to regulate Internet gaming, and to provide players with protection mechanisms in a secure regulatory environment. The Act requires all players to be registered, subject to providing satisfactory proof of identity, residence and age. The Queensland Office of Gaming Regulation is administering the Act to ensure that interactive gambling is conducted in accordance with a consistently high level of probability and integrity.

     o    The United Kingdom is sponsoring a web-site for its national lottery.

     o One of the biggest Internet lotteries `One Billion Through Millions 2000' is sponsored by the principality of Liechtenstein under contract with the International Red Cross.

     o    Dominica sponsors its own Internet gambling web-site.

     o    A number of Caribbean countries accept Internet gambling as legal.

With the implementation of its blocking strategy, we believe that Bingo.com (Antigua)'s activities will conform to current gaming laws and regulations. However, there is little case law authority related to the interpretation of gaming statutes as they relate to the Internet and the wording of many of the applicable statutes is ambiguous. Consequently, it is possible that Bingo.com (Antigua)'s planned activities may be alleged to violate an applicable statute based on an interpretation of the statute, which differs from ours, or based on a future change of law or interpretation or enforcement policy. Such allegations could result in either civil or criminal proceedings brought by governmental or private litigants. As a result of such proceedings, we or Bingo.com (Antigua) could incur substantial litigation expense, fines, diversion of the attention of key employees, and injunctions or other prohibitions preventing Bingo.com (Antigua) from engaging in various anticipated business activities. Also, if it were finally determined that Bingo.com (Antigua) did violate applicable law, then civil damages or criminal penalties could be imposed and Bingo.com (Antigua) might be barred from pursuing that activity. Such an outcome would have a material adverse effect on our business and our results of operations.


DEVELOPMENT OF THE BUSINESS OF BINGO.COM, BINGO.COM (CANADA) AND BINGO.COM (ANTIGUA)

Since January 1999, we have taken the following steps to implement our business plans:

o    Incorporated our operating subsidiaries;

o    Completed  a  first  and  second   round  of  funding  in  the  amounts  of
     US$1,000,000 and US$5,000,000;

o    Purchased the right to use the domain name "Bingo.com";

o    Retained experienced senior management and consultants;

o Conducted market research for the development and marketing of the Bingo.com (Canada) portal;

o Began developing a cross-functional plan designed to avoid duplicating marketing and advertising expenditures and to compliment and coordinate the corporate objectives of the Bingo.com (Canada) portal and the Bingo.com (Antigua) on-line bingo game;

o Retained Stratford Internet Technologies Inc. to develop the Bingo.com (Canada) portal site;

o Completed phase one of the development and launch of the Bingo.com (Canada) portal;

o    Obtained the license to operate on-line bingo gaming in Antigua;

o Retained Mindquake Software Inc. to develop the on-line bingo gaming software;

o    Substantially completed beta testing of the on-line bingo gaming software;

o    Installed the servers in Antigua for the on-line bingo gaming web-site;

o Substantially completed establishing the on-line bingo gaming operations in Antigua;

o    Implemented internal financial controls;

o    Launched the international wagering on-line bingo game;

o    Filed a Provisional Application with the United States Patent Office; and

o Initiated the filing process for trademark protection of various brand logos and phrases related to our business.

RISK FACTORS

     Our business is subject to a number of risks due to the nature and the present state of development of our business. An investment in our securities is speculative in nature and involves a high degree of risk. You should read this registration statement carefully and consider the following risk factors.

General

We have a Limited Operating History and a History of Losses, Which Makes Our Ability to Continue as a Going Concern Questionable

We are a development stage company and our operations and the operation of our subsidiaries are subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business. We have incurred net losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. During the fiscal years ended December 31, 1996, 1997 and 1998 and the first and second quarters of 1999, we incurred cumulative net losses of $746,563, including a net loss of $240,647 for the first quarter 1999 and a net loss of $499,112 for the second quarter of 1999. You should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products and technologies. We do not believe that revenues generated by our subsidiaries will be sufficient to support our operations in fiscal 1999 due to a number of factors including, among others:

o the cost of promoting and marketing our portal site and the Bingo.com bingo game;

o the anticipated low demand for our banner advertising until we can establish our brand name and verify traffic on our web-site;

o the start-up cost associated with developing our software and technologies, installing equipment and establishing our Antigua facilities;

o the anticipated nominal gaming revenues from Bingo.com (Antigua)'s bingo game until we launch our "Tell the World" campaign and begin to build a loyal base of players; and

o the costs associated with hiring experienced management and staffing our operations.

Consequently, in the foreseeable future, we believe that such expenses will increase our net losses, and we cannot assure you that we will ever be profitable.

You should evaluate our business in light of the factors affecting and challenges frequently encountered by early stage companies engaged in Internet commerce. Such factors and challenges include:

o our ability to generate revenues will depend on selling advertising on a portal focused on entertainment and lifestyle interests and accepting wagers from an on-line bingo game, both of which are newly developed business concepts and currently have only limited market acceptance;

o as our business grows and the expectations of our customers increases, we must develop and upgrade our infrastructure, including internal controls, transaction processing capacity, data storage and retrieval systems and web-site to remain competitive;

o we compete with a number of competitors with greater resources and experience than us;

o as the markets for our portal and the on-line bingo game develop, our success will depend on our ability to successful manage and change operations to meet the demands of our customers;

o    our businesses are dependent upon the Internet for commerce and growth;

o    general economic conditions could change and adversely affect our business;

o we intend to rely upon strategic relationships to build market awareness and to bring visitors to our portal and players to the on-line bingo game;

o our businesses are subject to regulatory risks, which may increase the cost of operating our businesses or prohibit us from conducting our business; and

o we depend upon and need to hire key, qualified personnel and management to fully develop our businesses.

Because we have only recently begun operations, it is difficult to evaluate our business and our prospects. Our revenue and income potential is unproven and our business model is still emerging and being developed. We cannot assure you that Bingo.com (Canada) will attract users, advertisers, consumers or network affiliates, or generate significant revenues or operating margins in the future. We also cannot assure you that Bingo.com (Antigua)'s Internet on-line bingo game will attract players or that Bingo.com (Antigua) will successfully overcome the technical and regulatory requirements to operate its planned business or establish a sizable market share. We cannot guarantee we will ever achieve commercial success.

As of July 31, 1999, we had approximately $4,254,000 in cash, and we will, on average, expend approximately $400,000 per month through the fourth quarter 1999, and approximately $600,000 to $700,000 per month during the first and second quarters of 2000 as we fully implement phases 2 and 3 of our "Tell The World" marketing campaign. We believe that we will have sufficient funds to commence and conduct our operations for approximately the next 6-7 months, without considering any revenues generated from the operations of our subsidiaries. We cannot assure you that we will be able to obtain adequate financing to support our operations.

We Cannot Assure You that there will be a Continued Market on the OTCBB for Our Shares, Which May Affect Your Ability to Sell Your Shares

Currently, our common shares are quoted for trading on the OTCBB under the symbol "BIGR". On January 4, 1999, the SEC approved eligibility rules for issuers quoted on the OTCBB and established minimum eligibility requirements for all securities quoted on the OTCBB. As a result of the eligibility rules, (i) we must register our shares with the SEC under Section 12 of the Exchange Act, (ii) the staff of the SEC must come to a position of no further comments on this registration statement, and (iii) we must be current in our required filings to remain eligible for quotation on the OTCBB.

We cannot assure you we will be able to fully comply with these eligibility requirements on or before our phase-in date, which is September 1, 1999. We filed this registration statement to become a reporting company under the Exchange Act and to maintain eligibility for quotation on the OTCBB. There can be no assurance that we will maintain eligibility for quotation on the OTCBB or that an active public market for our shares will be sustained.

Our Foreign Operations are Subject to Risks that May Adversely Affect or Disrupt Our Business

Bingo.com (Antigua) and Bingo.com (Canada) may derive substantially all of their revenues from non-United States sources. Risks inherent in foreign operations include loss of revenue, property and equipment from such hazards as expropriation, nationalization, war, insurrection and other political risks, risks of increase in taxes and governmental royalties, renegotiations of contracts with governmental entities, as well as changes in laws and policies governing operations of foreign based companies. There is a risk that some of our operations may be subject to foreign currency exchange losses if transactions are completed in currencies other than United States dollars or if our subsidiaries lack the ability to freely repatriate their earnings under foreign exchange control laws.

Furthermore, Bingo.com (Antigua) may have to comply with the local laws and regulations in those foreign jurisdictions in which they elect or are deemed to elect to offer products and services. We cannot assure you that our subsidiaries will be able to comply with such laws and regulations.

If Our Key Personnel or the Personnel of Our Subsidiaries Leave Bingo.com, Our Ability to Succeed will be Adversely Affected

The future success of Bingo.com (Antigua), Bingo.com (Canada) and us will depend on certain key management, marketing, sales and technical personnel. Our subsidiaries primarily rely upon consultants and advisors who are not employees. The loss of key personnel by our subsidiaries could have an adverse effect on our operations. We do not maintain key-man life insurance on any of our key personnel, and our subsidiaries do not insure their key personnel. Our subsidiaries also plan to hire additional key employees in 1999. Competition for qualified employees is intense, and an inability to attract, retain and motivate additional, highly skilled personnel required for expansion of operations and development of technologies could adversely affect our business, financial condition and results of operations. Our subsidiaries' ability to retain existing personnel and attract new personnel may also be adversely affected by their current financial situation. We cannot assure you that our subsidiaries will be able to retain their existing personnel or attract additional, qualified persons when required and on acceptable terms.

We May be Required to Sell Additional Common Stock or Parties May Exercise Options and Warrants that May Cause Dilution of the Value of Your Shares

The number of shares of our outstanding common stock held by non-affiliates is large relative to the trading volume of the common stock. Any substantial sale of our common stock or even the possibility of such sales occurring may have an adverse effect on the market price of the common stock.

As of July 31, 1999, we had outstanding warrants to purchase an aggregate of 916,668 shares of common stock. We have also reserved up to an additional 1,895,000 shares of common stock for issuance upon exercise of options under an incentive stock option plan, which we intend to approve and adopt during the fourth quarter of 1999. We have agreed to grant options to acquire a total of 695,000 of our common shares to certain of our officers, directors and consultants once we have approved and adopted our incentive stock option plan, and we granted Shane Murphy, our President, options to acquire 600,000 shares of our common stock. See "Executive Compensation -- Stock Options." Holders of such warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options and warrants. Further, while our warrants and options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

We have Capacity Constraints and System Development Risks that could Damage Our Customer Relations or Inhibit Our Possible Growth, and We May Need to Expand Our Management Systems and Controls Quickly, Which May Increase Our Cost of Operations

Our success and, in particular, our subsidiaries' abilities to provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems and the computers and communication systems of our third party vendors in order to accommodate any significant numbers or increases in the numbers of consumers and advertisers using our service. Our success also depends upon the subsidiaries' and our vendors' abilities to rapidly expand transaction-processing systems and network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service.

Our subsidiaries and our vendors may experience periodic systems interruptions and infrastructure failures, which we believe will cause customer dissatisfaction and may adversely affect our results of operations. Limitations of our subsidiaries' and vendors' technology infrastructure may prevent us from maximizing our business opportunities.

We cannot assure you that that our subsidiaries' and vendors' data repositories, financial systems and other technology resources will be secure from security breaches or sabotage, especially as technology changes and becomes more sophisticated. In addition, we expect that many of our subsidiaries' and vendors' software systems may be custom-developed and that our subsidiaries and vendors may rely on employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable, our subsidiaries and vendors may experience difficulty in improving and maintaining these systems. Furthermore, we expect that our subsidiaries and vendors may continue to be required to manage multiple relationships with various software and equipment vendors whose technologies may not be compatible, as well as relationships with other third parties to maintain and enhance their technology infrastructures. Our subsidiaries' and our vendors' failure to achieve or maintain high capacity data transmission and security without system downtime and to achieve improvements in their transaction processing systems and network infrastructure could adversely affect our business and results of operations.

Increased Security Risks of On-line Commerce May Deter Future Use of Our Subsidiaries' Services, Which May Adversely Affect Our Ability to Generate Revenues

Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other on-line services generally, and on-line commerce in particular. Our subsidiaries' or vendors' failure to prevent security breaches could significantly harm our business and results of operations. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms used to protect our vendors' and subsidiaries' transaction data. Anyone who is able to circumvent our subsidiaries' or vendors' security measures could misappropriate proprietary information, cause interruptions in their operations or damage our brand and reputation. Our subsidiaries may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials.

Our Subsidiaries Face the Risks of System Failures, Which Would Disrupt Our Operations

A disaster could severely damage our business and results of operations because our services could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems, most of which are located in our principal business headquarters and at a third-party facility in Antigua.

The systems and  operations  of our  subsidiaries  are  vulnerable  to damage or
interruption   from  fire,   floods,   earthquakes,   hurricanes,   power  loss,
telecommunications failures, break-ins, sabotage and similar events. The occurrence of a natural disaster or unanticipated problems at our principal business headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or render us unable to provide our services. In addition, failure of a third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in our service. The occurrence of any or all of these events could adversely affect our reputation, brand and business.

We  Face  Risks  of  Claims  from  Third  Parties  for   Intellectual   Property
Infringement that Could Adversely Affect Our Business

We anticipate that all of the services of our subsidiaries will operate in part by making Internet services and content available to our users. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties. These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories. Any claims could result in costly litigation and be time consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements.

Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that our services do not or will not in the future infringe the intellectual property rights of third parties. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business.

Our success and ability to compete are substantially dependent upon our technology and data resources, which we intend to protect through a combination of patent, copyright, trade secret and/or trademark law. We currently have no patents or trademarks issued to date on our technology.

Bingo.com (Antigua)'s bingo gaming software was developed by Mindquake, and we cannot assure you that we will not be subject to third-party infringement claims.

We May Not be Able to Protect Our Internet Domain Name, Which Is Important to Our Branding Strategy

We anticipate that the Internet domain name, "Bingo.com," will be an extremely important part of our business and the business of our subsidiaries. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries may be subject to change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Third parties have acquired domain names that include "bingo" or variations thereof both in the United States and elsewhere.

If Our Subsidiaries Are Unable to Meet the Changing Needs of Their Industries, Our Ability to Compete Will be Adversely Affected

To remain competitive, our subsidiaries must be capable of enhancing and improving the functionality and features of their on-line services. The Internet portal, the on-line advertising industry and the Internet gaming industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our subsidiaries' existing services, technology and systems may become obsolete.

Our future success will depend on our subsidiaries' abilities to accomplish the following:

     o    license and develop leading technologies useful in our business;

     o    develop and enhance our planned products and services;

     o develop new services and technologies that address the increasingly sophisticated and varied needs of prospective consumers; and

     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Developing Internet services and other proprietary technology entails significant technical and business risks, as well as substantial costs. Our subsidiaries may use new technologies ineffectively, or they may fail to adapt their services, transaction-processing systems and network infrastructure to user requirements or emerging industry standards. If our subsidiaries' operations face material delays in introducing new services, products and enhancements, their users may forego the use of their services and use those of their competitors.

We Do Not Intend to Declare Dividends, Which May Affect the Value of Your Shares

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Our Shares are Considered Penny Stocks and are Subject to the Penny Stock Rules, Which May Adversely Affect the Ability to Sell Your Shares

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving "a penny stock." Subject to certain exceptions, a penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares are expected to be deemed penny stock for the purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of your shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Risks Associated with the Bingo.com (Canada) Portal

The Results of Operations for the Bingo.com (Canada) Portal Will Vary Depending on a Number of Factors, Which May Adversely Affect Our Business

We anticipate the operating results of Bingo.com (Canada)'s Portal will vary widely depending on a number of factors, some that are beyond the control of Bingo.com (Canada). These factors are likely to include:

     o demand for our on-line services by registered users, advertisers and consumers, including the number of searches performed by registered users, consumers and the rate at which they click-through to paid search listing advertisements;

     o prices paid by advertisers using the Bingo.com (Canada) service, which have not been determined by Bingo.com (Canada);

     o our costs of attracting consumers to the Bingo.com (Canada) web-site, including costs of receiving exposure on third-party web-sites and advertising costs;

     o    costs related to forming strategic relationships;

     o    loss of strategic relationships;

     o the mix of paying vs. non-paying search results on the Bingo.com (Canada) service;

     o    our ability to significantly increase our distribution channels;

     o    competition;

     o the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

     o costs and delays in introducing new Bingo.com (Canada) services and improvements to existing services;

     o changes in the growth rate of Internet usage and acceptance by consumers of electronic commerce;

     o    technical difficulties, system failures or Internet downtime;

     o    government regulations related to our business and to the Internet;

     o our ability to upgrade and develop our information technology systems and infrastructure;

     o    costs related to acquisitions of technologies or businesses; and

     o general economic conditions, as well as those specific to the Internet and related industries.

Because Bingo.com (Canada) has no operating history, it is difficult to accurately forecast the revenues that will be generated by our subsidiaries.

We plan to significantly increase our operating expenses to expand our marketing and sales operations related to Bingo.com (Canada), establish customer support capabilities and fund the development of the Bingo.com (Canada) portal. We have based our current and future expense levels on the operating plans and estimates of future revenue for Bingo.com (Canada). We anticipate that the expenses related to Bingo.com (Canada) may increase. The revenue and operating results for Bingo.com (Canada) are difficult to forecast because they generally depend upon the volume of the searches conducted on the Bingo.com (Canada) portal, the amounts paid by advertisers for keyword search listings on the portal and the number of advertisers that bid on the service, none of which are under our control. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We also may be unable to increase our spending and expand our operations in a timely manner to adequately meet user demand to the extent it exceeds our expectations.

If Bingo.Com (Canada) Portal is Unable to Achieve a Critical Mass of Registered Users, Advertisers and Consumers, Bingo.Com (Canada) Portal May Be Unable to Sell Advertising or to Generate Revenues

The success of our portal may be dependent upon achieving significant market acceptance of our portal by registered users, advertisers and consumers. Our portal has achieved very limited market acceptance to date. Internet advertising in general is at an early stage of development and most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. Advertising through priority placement on our search service in particular will be introduced in the future, and we cannot predict the level of its acceptance as an advertising medium, even if we achieve initial market acceptance. Our competitors and potential competitors may offer more cost-effective advertising solutions, which could damage our business. In addition, our portal may not achieve significant acceptance by registered users and consumers. Failure to achieve and maintain a critical mass of registered users; advertisers and consumers would seriously harm our business.

If We Are Unable to Develop On-line Marketing Partner and Relationships with a Network of Affiliates, Our Portal May Never Achieve Market Acceptance or Generate Any Significant Advertising Revenues

We anticipate that our portal may depend on traffic from a limited number of third-party web-sites. We anticipate Bingo.com (Canada) will obtain traffic from these sources pursuant to short-term agreements. Bingo.com (Canada) currently has no agreements in place and there can be no assurance that they will be successful in obtaining any of these agreements on commercially acceptable terms.

We also believe that our future success in penetrating our target markets depends in part on Bingo.com (Canada)'s ability to further develop and maintain relationships with network affiliates. These network affiliates provide their users with the Bingo.com (Canada) portal search capabilities on their sites or direct their traffic to the Bingo.com (Canada) web-site. We believe these relationships are important in order to facilitate broad market acceptance of our service and enhance Bingo.com (Canada)'s sales. Our future ability to attract consumers to our portal service may be dependent upon the growth of our network affiliates, which has not yet been established. If we are unable to obtain agreements or arrangements for traffic on commercially acceptable terms or to establish a relationship with a network of affiliates, our portal business may never be successfully launched.

The Portal Industry is Highly Competitive, Which Will Affect Our Ability to Penetrate the Market

The market for Internet products, services and advertising is new, rapidly evolving and intensely competitive. Our portal will potentially compete with many other providers of Web directories, search and information services as well as traditional media for consumer attention and advertising expenditures. We expect competition to intensify in the future. Barriers to entry may not be significant, and current and new competitors may be able to launch new web-sites at a relatively low cost. Accordingly, we believe that our success may depend heavily upon achieving significant market acceptance before our competitors and potential competitors introduce competing services.

We anticipate that Bingo.com (Canada) will compete with on-line services, other web-sites and advertising networks, as well as traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. We believe that the number of companies selling Web-based advertising and the available inventory of advertising space has recently increased substantially. Accordingly, Bingo.com (Canada) may face increased pricing pressure for the sale of advertisements and direct marketing opportunities, which could adversely affect our business and operating results.

Bingo.com (Canada) will also compete with providers of Web directories, search and information services, all of whom offer advertising, including, among others, America Online, Inc. (AOL.com, NetFind and Netscape Netcenter), AskJeeves, Inc., CNET, Inc. (Snap), Excite, Inc. (including WebCrawler and Magellan), LookSmart, Ltd., Lycos, Inc. (including HotBot), Microsoft Corporation (LinkExchange, Inc. and msn.com), The Walt Disney Company/Infoseek Corporation (including the Go Network), Goto Net and Yahoo! Inc. In addition, we expect that other companies will offer directly competing services in the future. For example, we expect AltaVista, a division of Compaq Computer Corporation, to offer such a service.

Most providers of Web directories and search and information services offer additional features and content that Bingo.com (Canada) has elected not to offer. Also, many of these competitors, as well as potential entrants into our market, have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially greater resources to promotion and web-site and systems development than we can. In addition, as the use of the Internet and other on-line services increases, larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of Web directories, search and information services or advertising solutions, and existing providers of Web directories, search and information services or advertising solutions may continue to consolidate. In addition, providers of Internet browsers and other Internet products and services who are affiliated with providers of Web directories and information services in competition with the Bingo.com (Canada) portal service may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends may increase the competition we face and could adversely affect our business and operating results.

Our  Portal  Business  May  be  Subject  to  Government   Regulation  and  Legal
Uncertainties that May Increase the Costs of Operating Our Portal or Limit Our Ability to Sell Advertising

There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose Bingo.com (Canada) to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require Bingo.com (Canada) to incur significant expenses in complying with any new regulations. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on international operations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission, or FCC, in the same manner as other telecommunications services.

Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone services, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate the Internet and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Web, potentially decreasing the demand for our service.

A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect us. Also, Congress recently passed (and the President has signed into law) the Digital Millennium Copyright Act, which is intended to reduce the liability of on-line service providers for listing or linking to third-party web-sites that include materials that infringe copyrights. Congress also recently passed (and the President has signed into law) the Children's Online Protection Act and the Children's Online Privacy Act, which will restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of on-line services to collect user information from minors.

Further, Congress recently passed (and the President has signed into law) the Protection of Children from Sexual Predators Act, which mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent. Bingo.com (Canada) is currently reviewing various pieces of legislation, and cannot currently predict the effect, if any, that this legislation will have on our business. There can be no assurance that this legislation will not impose significant additional costs on our business or subject Bingo.com (Canada) to additional liabilities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity and personal privacy is uncertain. Bingo.com (Canada) may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could damage our business.

Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute Bingo.com (Canada) for violations of their laws. Bingo.com (Canada) might unintentionally violate such laws. Such laws may be modified, or new laws may be enacted, in the future. Any such development could damage our business.

Risk Related to Internet Bingo

The Gaming Industry has Great Risks that May Affect Bingo.com (Antigua)'s Ability to Operate It Internet Bingo Game

We cannot assure you that we will be able to realize revenues and attain profitability in the future. Gaming projects are speculative by their nature and involve a high degree of risk. The gaming business is subject to a number of factors beyond our control including changes in economic conditions, industry competition, management risks, changes in gaming products, variability in operating costs, changes in government and changes in laws and in regulatory authorities' rules and regulations.

Most Internet markets, including the gaming segment, are growing rapidly and a large number of competitors are entering the market. We believe there are certain market barriers that could affect Bingo.com (Antigua)'s ability to enter the market and compete effectively, including technology, commerce, regulation, management and reputation. In order to compete, Bingo.com (Antigua) must:

     o utilize sophisticated systems to manage its on-line bingo operations, process financial transactions, encrypt information and provide an attractive user interface;

     o maintain its casino license to offer Internet gaming services to the public;

     o assemble and retain a team made up of employees, consultants and contractors of software, hardware, telecommunications, marketing, management and gaming specialists to develop its on-line bingo operations;

     o attract a sufficient number of players to conduct its on-line bingo games; and

     o develop and maintain an impeccable reputation in order to attract and retain customers.

We cannot assure you that Bingo.com (Antigua) will be able to compete effectively or that Bingo.com (Antigua) will be able to earn a profit. Bingo.com (Antigua) may be required to raise additional financing or to borrow funds for its operations. We cannot assure you that we will be able to raise additional financing to fund Bingo.com (Antigua)'s development. We anticipate that Bingo.com (Antigua) will be a major part of our business and the inability of Bingo.com (Antigua) to earn a profit will have a material adverse effect on our business and results of operations.

Changing Technologies and Substantial Competition May Adversely Affect Bingo.com (Antigua)'s Business

Bingo.com (Antigua)'s primary competition includes, but is not limited to, CryptoLogic Inc., Venturetech Inc., Internet Casinos Ltd., Interactive Gaming and Communications Corp. (formerly Sports International - USA), Wager Net Inc., Casinos of the South Pacific, World Wide Web Casinos and Virtual Vegas. Many of our competitors have established client bases and have greater capital resources and technical resources than Bingo.com (Antigua) and us.

The industry of offering gaming services and casino style games over the Internet is characterized by rapid and significant technological change in the computer, software and telephony services. Many entities are engaged in research and development with respect to offering gaming services on the Internet. A significant number of companies, organizations and individuals are currently offering or purporting to offer casino gambling services on the Internet similar to those developed by the Bingo.com (Antigua). We cannot assure you that Bingo.com (Antigua)'s competitors will not develop technologies and products that are more effective and efficient than Bingo.com (Antigua)'s technology and products or that Bingo.com (Antigua)'s technology and products will not be rendered obsolete by such developments. There can be no assurance that other companies with greater financial and technological resources will not develop gaming services over the Internet with better capabilities than those offered by Bingo.com (Antigua).

There are Several Risks Related to the Regulation of Internet Gaming that May Affect Our Business.

There is a risk that the operations of Bingo.com (Antigua) will be illegal if conducted or if the operations are deemed to be conducted in the United States or other jurisdictions. Internet gaming may be subject to government regulation in the future. We cannot assure you that we will be allowed to operate in the markets in which we plan to offer our services or that we will be able to generate sufficient interest and revenues where our services are permitted. In addition, there are several jurisdictions that are proposing legislation to prohibit Internet gaming or make conducting an Internet gaming business less profitable.

The Proposed Internet Gambling Prohibition Act (Kyl Bill) May Potentially Impact Our Operations

The laws, rules, regulations and policies of the United States may have a material adverse effect on our business and results of operations. Other jurisdictions may also adopt laws modeled after laws of the United States or players in the United States may find ways to circumvent the blocking and screening mechanisms we may implement to play the Bingo.com game in the wagering mode. We cannot assure you that any blocking or screening mechanism will be effective or that our subsidiaries or we will not be subject to enforcement action in the United States or other jurisdictions.

As such, particular legislation in the United States and enforcement actions by courts in the United States poses a risk to our business. Below is a description of the current regulatory environment in the United States:

o On July 23, 1998, the Senate passed an appropriations bill containing an amendment by Senator John Kyl of Arizona, which would prohibit gaming on the Internet in the United States (the "Kyl Bill"). If enacted into law, the Kyl Bill would classify gaming over the Internet as a federal offense. Although the Kyl Bill allows certain intrastate wagering, it prohibits operation of most other Internet gaming businesses, as well as use of the Internet to place, receive or otherwise make a bet or wager. Individuals convicted of operating an Internet gaming business in the United States could be punished by up to four years in jail and a fine equal to the greater of $20,000 or the aggregate amount of bets received by the operator. Under the Bill, Internet gaming would be a federal crime even if the states in which bets are placed had legalized the practice.

o The Attorneys General for at least three states (Florida, Minnesota and Texas) have issued either formal opinions or warnings that certain Internet gaming activities are illegal in those states. The Attorney General for the state of Wisconsin has also taken action against Internet gaming companies.

o The Federal Interstate Wire Act contains provisions which may make it a crime for anyone in the business of gambling to use an interstate or international telephone line to transmit information in the placing of bets, unless the betting is legal in the jurisdictions from which and into which the transmission is made. In March 1998, the United States Attorney for the Southern District of New York filed several criminal complaints against the owners and managers of six Internet sports betting companies headquartered in the Caribbean or Central America under the Wire Act.

o In September 1997, the Minnesota Court of Appeals considered a state civil consumer protection complaint and concluded that a Belize-based Internet gambling business was subject to personal jurisdiction in Minnesota because the company conducted commercial activities in the state over the Internet. See Minnesota v. Granite Gate Resorts, Inc., 568 N.W.2d 715 (1997), aff'd, 576 N.W.2d 747 (Minn. 1998).

o In March 1998, the United States District Court for the Western District of Texas concluded that a California casino that maintained a web-site was subject to jurisdiction in Texas since the site was available in Texas and the casino accepted business from Texas residents. See Thompson v. Handa-Lopez, Inc., 1998 WL 142300 (W.D. Tex. Mar. 28, 1998).

There are Substantial Requirements and Licensing Jurisdictional Issues that May Affect Bingo.com (Antigua) and Increase the Costs of Operations

The gaming industry is highly regulated in many parts of the world where the ownership and operation of land-based gaming facilities (i.e., not including sports wagering) of the type to be conducted by Bingo.com (Antigua) have traditionally been regulated on both the federal and local levels. Bingo.com (Antigua) must adhere to the legal requirements of each jurisdiction in which it operates and offers services or is deemed to operate and offer services.

Bingo.com (Antigua) currently intends to offer its services internationally where such services are permitted. Bingo.com (Antigua) does not currently intend to seek licenses to operate its Internet casino in any other jurisdiction nor does Bingo.com (Antigua) intend to restrict or control access to its web-site based on user citizenship or location. However, access to the site to play the on-line bingo game in the wagering mode may be restricted based on the laws of a particular jurisdiction.

The law of the Internet is not well developed and there can be no assurance that authorities will not successfully assert jurisdiction over Bingo.com (Antigua) for its activities in the event a player plays the on-line bingo game in a jurisdiction where Internet gaming is prohibited. In the event that it is determined that Bingo.com (Antigua) is subject to the laws of jurisdictions other than Antigua, Bingo.com (Antigua) would have to obtain a license in order to offer its gaming services to customers within these jurisdictions. There can be no assurance that any such licenses could be obtained. Moreover, if it is determined that Bingo.com (Antigua) is operating gaming operations in a jurisdiction without a license, Bingo.com (Antigua) and its officers and directors may become subject to criminal and civil penalties imposed by such jurisdiction for violating its laws. The occurrence of any of these events could have a material adverse effect on our business and, if many jurisdictions were successful in asserting jurisdiction over Bingo.com (Antigua), Bingo.com (Antigua) could be forced to cease all gaming operations.

Bingo.com (Antigua) May Suffer Losses as a Result of Credit Card Fraud

We anticipate that Bingo.com (Antigua) may suffer losses as a result of fraudulent credit card data, even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions would adversely affect our business.

There is also some uncertainty with respect to the enforceability of credit card charges made for gaming debts.

Item 2.    Financial Information

Selected Financial Data

The following table sets forth selected financial data regarding our consolidated operating results and financial position. The data has been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). See "Management's Discussion and Analysis of Financial Condition and Results of Operation." The following selected financial data is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto included elsewhere in this Registration Statement.



                                   Six Month Period                             Year Ended
                                       Ended                                  December 31,
                                      June 30,
                                ---------- ----------       ---------- ----------- ---------- ----------- -----------
                                  1999       1998              1998        1997       1996        1995        1994
                                ---------- ----------       ---------- ----------- ---------- ----------- -----------
                                    $          $                 $          $           $           $           $
Operating Revenues                  nil        nil              100        nil         nil         nil         nil
General & Administrative
  Expenses                      497,863      1,904            1,904        nil         nil         nil       5,000
Marketing & Advertising         257,647        nil              Nil        nil         nil         nil         nil
Depreciation                      3,554        nil              Nil        nil         nil         nil         nil
Foreign exchange gain               nil        nil              nil        nil         nil         nil         nil


Interest income                  19,305        nil              nil        nil         nil         nil         nil


Net (Loss) from Continuing
  Operations                   (739,759)    (1,904)          (1,804)       nil         nil         nil      (5,000)
Net Loss per Share                (0.09)     (0.00)             Nil        nil         nil         nil      (0.005)(1)


(1) After giving effect to a 200 share for 1 share stock split that occurred on July 17, 1998.



                                     Six Month Ended                                Year Ended
                                         June 30,                                   December 31,
                                -----------    ---------       ---------- ----------- ---------- ----------- -----------
                                   1999          1998              1998        1997       1996        1995        1994
                                -----------    ---------       ---------- ----------- ---------- ----------- -----------
                                    $             $                 $           $           $          $           $
Working Capital (Deficiency)    4,665,791      (1,804)           (1,804)       nil         nil        nil         nil
Total Assets                    6,405,597         Nil           157,600        nil         nil        nil         nil
Total Liabilities                  81,417       1,904           159,404        nil         nil        nil         nil
Shareholders' Equity            6,324,180      (1,904)           (1,804)       nil         nil        nil         nil

                                     Six Month Ended                                Year Ended
                                         June 30,                                   December 31,
                                -----------    ---------       ---------- ----------- ---------- ----------- -----------
                                   1999          1998              1998        1997       1996        1995        1994
                                -----------    ---------       ---------- ----------- ---------- ----------- -----------
                                    $             $                 $           $           $          $           $
Long-term Obligations              Nil           Nil               Nil         nil         nil        nil         nil

Cash Dividends                     Nil           Nil               Nil         nil         nil        nil         nil



During the first quarter ended March 31, 1999, we completed a number of transactions related to implementing our new business plan. These transactions included a private placement in the amount of $75,000 in January 1999, a private placement in the amount of $1,000,000 in February 1999, and the acquisition of our Bingo.com domain name for 500,000 shares of our common stock (at a deemed value of $2.00 per share) and $200,000 in cash.

During the second quarter ended June 30, 1999, we completed a number of transactions related to implementing our new business plan. These transactions included obtaining an Antigua gaming license on behalf of Bingo.com (Antigua) and completion of a private placement of 416,668 shares at $12.00 per share for proceeds of $5,000,016.

Management's Discussion and Analysis of Financial Condition and Results of Operation

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements." Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this Registration Statement.

Overview

Bingo.com, Inc.

Our primarily focus is as a holding company and to provide legal, financial, securities regulatory and investor relations support to our subsidiaries. We intend to develop, through our subsidiaries, leading positions as: (1) a niche Internet portal focused on the worldwide entertainment and lifestyle interests and (2) a market leader in on-line bingo gaming.

We were incorporated in the State of Florida on January 12, 1987 under the name "Progressive General Lumber Corp." with an authorized share capital of 7,500 shares of common stock with $1.00 par value per share. On July 17, 1998, we increased our share capital to 50,000,000 common shares with $0.001 par value, and on January 13, 1999, we changed our name to "Bingo.com, Inc." to reflect the focus of our business.

Bingo.com (Canada)

We organized Bingo.com (Canada) in the Province of British Columbia on February 10, 1998, as 559262 B.C. Ltd., and on February 11, 1999 changed its name to Bingo.com (Canada) Enterprises Inc. Bingo.com (Canada) is our wholly owned subsidiary.

During the next twelve months, Bingo.com (Canada) intends to initiate the development of the second phase of its entertainment and lifestyle portal. We, through Bingo.com (Canada), have spent approximately $309,320 on the development and launch of the first phase of the entertainment and lifestyle portal.

Bingo.com (Antigua)

We incorporated Bingo.com (Antigua) under the laws of Antigua and Barbuda on April 7, 1999 as Star Communications Ltd., and changed its name to Bingo.com. (Antigua), Inc. on April 21, 1999. The registered owners of the shares of Bingo.com (Antigua) are Arthur G. B. Thomas of Antigua (registered owner of 9% of the issued common shares), Kelvin John of Antigua (registered owner of 9% of the issued common shares) and Douglas McLeod a resident of Japan (registered owner of 82% of the issued common shares). The registered owners have executed a Trust Agreement acknowledging that we are the sole beneficial owners of the shares and that all right, title and interest in Bingo.com (Antigua) will accrue to and for our benefit. We intend to effect the transfer of the shares from the registered owners to us after our reorganization.

During the next twelve months, Bingo.com (Antigua) intends to establish the infrastructure and manage and operate an on-line bingo gaming business. We, through Bingo.com (Antigua), have spent approximately $838,674 on developing the on-line bingo gaming business prior to the point in time that it will `go live' at which point in time it will be managed and operated by personnel located in Antigua.

Bingo.com (Wyoming)

We formed Bingo.com (Wyoming) on July 14, 1999 to effect a reorganization of our company. We intend to merge into Bingo.com (Wyoming) and then continue out of Wyoming into Antigua as an Antigua International Business Corporation with our same name, "Bingo.com, Inc."

Results of Operations

Bingo.com, Inc. is a holding company that owns three subsidiaries:

     o    Bingo.com (Canada) Enterprises Inc. is a British Columbia corporation;
     o Bingo.com. (Antigua), Inc. is an Antigua International Business Corporation; and
     o    Bingo.com (Wyoming), Inc. is a Wyoming corporation

Bingo.com executes its primary business objectives through Bingo.com Canada and Bingo.com Antigua (the "Operating Subsidiaries"). During the period July 1998 to December 1998, Bingo.com was engaged in the reorganization of its corporate structure. During the five preceding calendar reporting periods (1994 to 1998), no material nor substantive transactions were completed by Bingo.com, or as it was named prior thereto, Progressive General Lumber Corp. The substantive operations of Bingo.com and its operating subsidiaries did not commence substantive operations until the first quarter of 1999.

Six Month Period Ended June 30, 1999 Compared to Six Month Period Ended June 30, 1998

During the six month financial period ended June 30, 1999, we commenced implementing our business plan and funding the operations of our Operating Subsidiaries. During the six month financial period ended June 30, 1998, we had no active business operations and we had no material transactions or results of operations. As a result, we believe a comparison of our results of operations for the six month periods ended June 30, 1999 and June 30, 1998 is not meaningful.

At the end of the financial quarter ended June 30, 1999, our total assets increased to $6,908,636 from $157,600 at June 30, 1998. The increase was primarily due to our completion of a $5,000,016 private placement. Our cash and short-term investments were $4,594,304 at June 30, 1999, representing an increase from a balance of $157,600 at June 30, 1998. This was a direct result of our financing activities. Our current liabilities decreased to $81,417 at the end of the financial quarter ended June 30, 1999, compared to $159,404 at June 30, 1998. This was a result of the settlement of material payment to a creditor and our maintaining a policy, in the financial quarter ended June 30, 1999, of remaining current in our payments to our creditors.

Our general and administrative expenses were $497,863 and marketing and advertising expenses were $257,647 for the six month financial period ended June 30, 1999, as a result of costs associated with implementing our business strategy. We had net operating loss during the six month financial period ended June 30, 1999 of $739,759, offset by interest income of $19,305. Our net loss for the six month period ended June 30, 1998 was $1,804. Our increased loss was as a result of increase operating expenses associated with implementing our business strategy, while we were inactive during 1998. During the six month financial period ended June 30, 1999, we contributed $206,229 to Bingo.com (Canada) and $290,674 to the development of the on-line bingo gaming software.

The Bingo.com operations for the fiscal quarter ended June 30, 1999 used cash of $967,096 primarily related to funding the operations of our Operating
Subsidiaries, legal and professional fees, consulting fees, salaries, administrative and office overhead expenditures.

The funds contributed to Bingo.com (Canada) were primarily used to fund the development of the portal web-site, legal fees, marketing and sales, staffing and office overhead expenditures.

The funds contributed to the development of the on-line bingo gaming software were primarily used to fund the design and alpha development phases of the on-line bingo gaming software, marketing and sales, legal fees and office overhead expenditures.

Year Ended December 31, 1998 Compared to December 31, 1997

During the first half of the year ended December 31, 1998, we had no active business operations. In July 1998, we commenced the reorganization of our corporate structure. On July 17, 1998, the State of Florida approved our restated Articles of Incorporation, which increased our capitalization from 7,500 common shares to 50,000,000 common shares, and changed the par value from $1.00 to $0.001. We also forward split our common stock 200-for-1, thus increasing the number of outstanding common shares from 5,000 common shares to 1,000,000 common shares. We incurred expenses in the amount of $1,904 during the year ended December 31, 1998. We had no revenues from operations during the year ended December 31, 1998.

At December 31, 1998, we had total assets of $157,600, which represented the proceeds of a private placement that we subsequently did not accept, and which we returned funds to the investor subsequent to the 1998 year end. We recorded the liability for this transaction as an accounts payable.

During the year ended December 31, 1997, we had no active business operations. As a result, we had no material transactions or results of operations that would require a comparison to our operations during the year ended December 31, 1998.

Year Ended December 31, 1997 Compared to December 31, 1996

During the years ended December 31, 1997 and December 31, 1996, we had no active business operations. As a result, we had no material transactions or results of operation.

Liquidity and Capital Resources

Since July 1998, we raised an aggregate of $6,075,016 in capital through private placements. Since our inception, we have generated no revenues from business operations.

As of June 30, 1999, we used cash of $967,096 for operations including expenses of $497,863 for general and administrative expenses and $257,647 for marketing and advertising expenses. We also had changes in non-working capital items including $28,619 in account receivables, $124,285 in prepared accounts, and $144,264 in accounts payables.

As of June 30, 1999, we used cash of $661,943 in investing activities including $95,822 for software development, $200,936 to purchase our domain name, $246,599 for equipment, $100,000 for the Bingo.com (Antigua) gaming license and $18,589 for security deposits.

We had non-cash investing and financing activities including the following:

o We issued 500,000 shares of our common stock to acquire the domain name "Bingo.com" (at a deemed value of $2.00 per common share or $1,000,000); and

o We agreed to issue 250,000 shares of our common stock (at a deemed value of $2.00 per common share or $500,000) for web site development related to the Bingo.com (Canada) portal.

As at July 31, 1999 we have $4,254,000 in cash or term deposits, which we believe will be sufficient to satisfy our cash requirements for working capital and capital expenditure requirements through approximately January 31, 2000. We believe that we will, on average, spend approximately $400,000 per month through the fourth quarter 1999 on expenses related to our operations, including general and administrative expenses and marketing and advertising expenses, and on research and development expenses related to the development of our subsidiaries' technology. During the first and second quarters of 2000, we anticipate we will spend, on average, approximately $600,000 to $700,000 per month on expenses related to our operations as we launch phases 2 and 3 of our "Tell The World" marketing campaign.

We estimate that the total amount of capital required to proceed with current operations and to bring our subsidiaries' products and services to market will be approximately $10,000,000 through 2000, including approximately $2,000,000 for research and development, approximately $4,000,000 for advertising, marketing and promotional efforts, and approximately $3,000,000 for working capital. We anticipate that we will need to raise additional capital through issuing equity and/or debt during the fourth quarter 1999 or the first quarter 2000 to continue to implement our business plan as planned. There can be no assurance that such financing will be available on acceptable terms, if at all. Our inability to raise additional financing on acceptable terms will have a material adverse effect on our business and results of operations.

Recent Financings

Our business activities and operations have been funded to date through issuance of shares of our common stock in the following transactions:


         Summary of Transactions
--------------------------------------------------------------------------------------------------------------
                                                                         Number of          Total Price of
                                                                           Shares              Shares ($)
                                                                     -------------------- --------------------
Balance of Bingo.com at December 31, 1998                                1,000,000                5,000
Issued to as consideration to Bingo, Inc.for the Bingo.com
  domain name                                                              500,000            1,000,000
Issued for cash at $0.01 per share                                       7,500,000               75,000
Issued for cash at $2.00 per share (1)                                     500,000            1,000,000
Issued for cash at $12.00 per share (2)                                    416,668            5,000,016
                                                                     -------------------- --------------------
         TOTAL                                                           9,916,688           $7,080,016


(1) We issued Units consisting of one common share and one common share purchase warrant exercisable to acquire one additional common share at $2.00 until February 11, 2000.

(2) We issued Units consisting of one common share and one common share purchase warrant exercisable to acquire one additional common share at $12.00 per share until April 22, 2000 and at $15.00 per share until April 22, 2001.

Year 2000 Compliance

The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century (i.e. December 31, 1999 would appear as 12/31/99) assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming will default to 01/01/1900 instead of 01/01/2000, and calculations using or reporting the date will not be correct and errors will arise (the "Year 2000 Issue"). To prevent this from occurring, information systems need to be updated to ensure they recognize dates during and after the Year 2000.

The potential exists that we and each of our subsidiaries are exposed to a risk that certain aspects of their businesses will fail or suffer impairment as a result of internally operated or externally contracted hardware or software systems and services not being able to correctly "rollover" dates to the new century. The risk stems from our reliance on certain hardware, software and services to carry out the daily operation of our proposed respective businesses. The exposure may result from, amongst other things, the use of computers, general software and servers for office purposes and data storage; connections to and use of the services of Internet Service Providers and telephone companies for office purposes and customer and investor relations; the software underlying the operation of the portal web-site and the on-line bingo gaming operation; and the servers that `play and distribute' the on-line bingo game.

We and our subsidiaries have only been operating and developing our respective businesses during the last 6 months and the office hardware, administrative general software, custom developed special purpose software, servers and services of Internet Service Providers and telephone companies have been acquired during this period. As a result, and in consultation with the suppliers of this hardware, software and services, we believe the related systems that we intend, directly or indirectly, to use in our respective businesses are Year 2000 compliant. Our due diligence also included an evaluation of supplier provided technology and the implementation of new policies to require our suppliers to confirm that they have disclosed and will correct Year 2000 compliance issues. Although we are relying primarily on systems developed with current technology and on systems designed to be Year 2000 compliant, we may have to replace, upgrade or reprogram certain systems to ensure that all interfacing technology will be Year 2000 compliant when running jointly.

In the event that we incur expenses associated with resolving Year 2000 compliance issues, we intend to expense the operating costs as they are incurred and capitalize the capital costs as they are incurred. However, our purchases of hardware and general and specific purpose software have been relatively recent, and the more expensive of the hardware and general and specific software items that we have purchased are covered under warranties that will extend over the rollover period to January 1, 2000. As a result, we do not expect to incur any major operating or capital expenditures that would have a material impact on our financial condition or results of operations.

While we believe that our hardware and general and specific purpose software applications will be Year 2000 compliant, there can be no assurance until the Year 2000 occurs that all systems will function adequately.

We do not currently anticipate any disruption in our or our subsidiaries' operations as the result of the Year 2000 issue. We do not have any information concerning the Year 2000 compliance status of our suppliers and customers that would affect our operations. Any failure of our material systems, our vendors' material systems or the Internet to be Year 2000 compliant may have a material adverse effect on our business and results of operations.

In order to protect against the possibility of any material disruption in our or our subsidiaries' operations as the result of the Year 2000 issue we have taken the following precautions:

- developed, initiated and maintained procedures that ensure that the information stored on the office computer hard drives are backed up on a regular basis and stored safely;
- copies of the source code for the special purpose software are maintained in secure offsite locations by the developers of the software;
-    will install a backup server in Antigua; and
- implemented a policy of acquiring name brand hardware and retained experienced consultants upon whose warranties we believe that we can rely.

Quantitative and Qualitative Disclosures About Market Risks

None

Item 3.    Properties.

We currently lease our principal business office through our subsidiary, at 702-543 Granville Street, Vancouver, British Columbia, pursuant to a lease that expires on April 30, 2002. The monthly rent payments under the lease are approximately $2,380. We also pay for a pro rata share of common area expenses such as insurance, cleaning services, maintenance related to the space we rent. Our pro rata share of the common area expenses is currently approximately $2,120 per month.

Bingo.com (Antigua) currently leases a business office Ryan's Place, St. John's Antigua, on a month to month basis $2,250 per month.

Other than described above, neither we nor any of our subsidiaries presently own or lease any other property or real estate.

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners.

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 4, 1999 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.



------------------------------- ---------------------------- ---------------------------- ----------------------------
       Title of Class           Name and Address of             Amount and Nature of         Percentage of Class(1)
                                Beneficial Owner                Beneficial Ownership
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Common Stock           Bingo, Inc.                            500,000                         5.04%
                                P. O. Box 1127
                                The Hansa Bank Bldg.
                                Anguilla, B.W.I.
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Common Stock           Dotcom Fund SA                       1,000,000(2)                      9.16%(2)
                                Box 571
                                Providentiales Turks &
                                Caicos, B.W.I.
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Common Stock           Goldberg Equity Fund                   833,336(3)                      7.63%(3)
                                2001 Leeward Hwy.
                                Providenciales Turks &
                                Caicos, B.W.I.
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Common Stock           Darren Little(4)                       765,000                         7.71%
                                c/o Hong Kong Bank Bldg.
                                Vancouver, BC V6C3H1
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Common Stock           Whitecliffe Investment                 585,000                          5.9%
                                Fund, Ltd
                                CEGEI NI 18 STE 36 SNL 3
                                Cancine, MX 77500
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Common Stock           CEDE & Co. (5)                       7,112,076(6)                      71.7%
                                P. O. Box 222
                                Bowling Green Station
                                New York, NY 10274
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Common Stock           Officers and Directors as            1,069,500(7)                     10.47%(7)
                                a Group
------------------------------- ---------------------------- ---------------------------- ----------------------------

(1)  Based on an aggregate 9,916,668 shares outstanding as of August 4, 1999.

(2) Includes 500,000, shares of common stock that are acquirable pursuant to the exercise of 500,000 share purchase warrants within sixty days of August 4, 1999.

(3) Includes 416,668 shares of common stock that are acquirable pursuant to the exercise of 416,668 share purchase warrants within sixty days of August 4, 1999.

(4) Pursuant to an assignment of a Share Purchase Agreement from Michael Townsend to Darren Little, the beneficial owner of these shares and our former President, who resigned on June 24, 1999.

(5) CEDE & Co. is a trust depository that holds shares for individual shareholders.

(6) Our transfer agent's records indicate that there are thirty eight share certificates registered in the name of CEDE & Co. representing 7,112,076 common shares. CEDE & Co. is a trust depository that holds shares for individual shareholders, and we do not know the identities of the individual shareholders of such shares.

(7) Includes stock options granted to Shane Murphy, our President, exercisable immediately to acquire 300,000 shares of our common stock.

Security Ownership of Management.

We are not aware of any arrangement that might result in a change in control in the future.

Item 5.    Directors and Executive Officers.

Directors and Officers

All of our directors are elected annually by the shareholders and hold office until the next annual general meeting of shareholders or until their successors are duly elected and qualified, unless they sooner resign or cease to be directors in accordance with our Articles and Bylaws. Our executive officers are appointed by and serve at the pleasure of our Board of Directors.

As at July 31, 1999, the following persons were our directors and/or executive officers:

Name and present office held                           Director/Officer since
----------------------------                           ----------------------
Shane Murphy                                                July 1999
 President, CEO, Director

Darren Little(1)                                            January 1999
                                                            to June 1999

Roger Flowerdew(2)                                          March 1999
 CFO                                                        to June 1999

Chris Sargent                                               February 1999
V.P. Investor Relations


(1) Darren Little resigned as President, CEO and a Director of Bingo.com, Inc. effective June 24, 1999.
(2) Roger Flowerdew resigned as CFO effective June 30, 1999, and currently serves as a consultant to the Company on a month-to-month basis.

The following is a brief biographical information on each of the officers and directors of listed:

Shane Murphy, President, CEO - Age 39

Shane Murphy is our sole Director and holds the positions of Chief Executive Officer, President, Secretary and Treasurer. From June 1996 to June 1999, Mr. Murphy held the positions of Chief Executive Officer and President at Canadian Capital Management, a private company engaged in providing consulting services to the marketing industry. From 1986 to 1996, Mr. Murphy served as Chief Executive Officer and President of Ad Team Canada, a private marketing communications company that was liquidated in 1996. Mr. Murphy specializes in developing and implementing marketing, financing and business strategies.

Darren Little - Age 35

Darren Little served as a Director, Chief Executive Officer, President, Secretary and Treasurer from January 1999 until his resignation on June 24, 1999. Before founding Bingo.com, Little worked as Vice President of Marketing for GIC Global Entertainment Corp. Prior to that, he was Vice President of Marketing for Advanced Gaming Technology Inc.

Roger Flowerdew, Chief Financial Officer - Age 48

Roger Flowerdew is a Chartered Accountant who has specialized in structuring and managing the rapid growth of emerging private and high technology companies. Mr. Flowerdew has experience in public company regulatory compliance and has assisted in raising equity financing from institutional markets.

Mr. Flowerdew served as our chief financial officer from March 1, 1999 to June 30, 1999. Mr. Flowerdew currently serves as a consultant on a month-to-month basis.

Prior to his joining us, Roger Flowerdew was the CFO of Xinex Networks Inc., from August 1992 to July 1997. He is currently a director of Zycom Corporation and was the Executive Vice President Finance for First Cambridge Bancorp from May 1991 to June 1992. Roger has provided financial and general management services to companies in the telecommunications, computer based training, emergency safety, bio-medical and environmental industries located in Canada and the United States.

Chris Sargent, Vice President Investor Relations - Age 29

     Chris Sargent holds the position of Vice President Investor Relations. Mr. Sargent has spent the past 3 years in investor relations with other companies and with a private investor relations company. He has expertise in communications and in public company financial markets and has developed and implemented investor relations marketing strategies. Mr. Sargent was the Vice President of Global Intertainment from March to December 1998; employed as an investor relations specialist with Advance Gaming from March 1997 to March 1998 and employed as an investor relations specialist with Investor Relations Group from March 1996 to May 1996. Mr. Sargent worked as a real estate professional at McRae Walker Realty prior to 1996.

Other Information

The Board of Directors is elected by our shareholders. Currently, there is one member on our Board of Directors, who reviews significant developments affecting our company and acts on matters requiring Board approval. Although the Board of Directors may delegate many matters to others, it reserves certain powers and functions to itself.

None of our directors or executive officers is a party to any arrangement or understanding with any other person pursuant to which said he was elected as a director or officer.

None of our directors or executive officers has any family relationship with any other officer or director.

None of our officers or directors have been involved in the past five years in any of the following: (1) bankruptcy proceedings; (2) subject to criminal proceedings or convicted of a criminal act; (3) subject to any order, judgment or decree entered by any court limiting in any way his or her involvement in any type of business, securities or banking activities; or (4) subject to any order for violation of federal or state securities laws or commodities laws.

Item 6.    Executive Compensation.

The following table contains information concerning the grant of stock options to named executive officers and directors during the financial year ended December 31, 1998. No compensation was paid to an executive officer during the financial year ended December 31, 1998.

Our Directors do not receive any stated salary for their services as directors or members of committees of the Board of Directors, but by resolution of the Board, a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Directors may also serve our company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity.

Stock Options

We have reserved 1,895,000 shares of common stock for issuance pursuant to an incentive stock option plan, which we intend to authorize and adopt. We have agreed to grant incentive stock options exercisable to acquire up to 695,000 shares of our common stock to certain of our directors, executive officers and consultants after our stock option plan is adopted. We intend to register our stock option plan under the Securities Act after we adopt the plan and this registration statement is declared effective. In addition, we granted Shane Murphy, our President, options exercisable to acquire 600,000 shares of our common stock pursuant to his employment agreement. See "Executive Compensation -- Employment and Consulting Agreements."

We intend to grant stock options to the following officers, directors and consultants after we approve and adopt a stock option plan:



      Grantee                      Number of Options            Vesting Schedule             Exercise Price
      -------                      -----------------            ----------------             --------------
Shane Murphy                         600,000(2)(3)          300,000 - 2 Years,  pro rata         $4.75
                                                            monthly;
President, CEO,  Secretary,
Director                                                    300,000 upon  certain  stock
                                                            appreciation.



      Grantee                      Number of Options            Vesting Schedule             Exercise Price
      -------                      -----------------            ----------------             --------------

Darren Little                        300,000(3)(4)(5)       3 Years,                             $4.75
President, CEO, Director                                    pro rata annually

Roger Flowerdew                      200,000(5)             2 Years,                             $4.75
CFO                                                         pro rata quarterly

Chris Sargent                        100,000(5)             2 Years,                             $4.75
V.P. Investor Relations                                     pro rata annually

Robert MacKay                         45,000(5)             3 Months,                            $4.75
Consultant                                                  pro rata monthly

Access World, Inc.                    50,000(5)             Over 12 Months(6)                    $4.75


(1) We reserved for issuance and agreed to grant stock options to certain directors, officers and consultants pursuant to a stock option plan after such stock option plan is authorized and adopted. As of August 27, 1999, we have not authorized or adopted such plan.

(2) Options granted pursuant to Mr. Murphy's employment agreement, vesting as follows: (i) options to acquire 300,000 shares on July 1, 1999 and (ii) options to acquire 300,000 shares upon the closing price of our common shares on the Over-The-Counter Bulletin Board ("OTC BB") equaling or exceeding: $20 as to options to acquire 100,000 shares; $30 as to options to acquire 100,000 shares; and $40 as to options to acquire 100,000 shares.

(3) Options expire on July 1, 2004.

(4) Darren Little resigned as President, CEO and a Director of Bingo.com, Inc. effective June 24, 1999. Such options will expire unvested on September 24, 1999.

(5) Options expire on the earlier of 5 years from the date of grant or 90 days after ceasing to serve as a director, officer, employee or consultant.

(6) We agreed to grant 50,000 options to Access World, Inc., a consultant to the Company, pursuant to an Agent Agreement dated April 6, 1999. Such options will vest according to the following schedule: (i) 2,500 deemed to be vested on February 28, 1999; (ii) 12,500 deemed to be vested on March 31, 1999; (iii) 12,500 deemed to be vested on April 30, 1999 and (iv) 22,500 vesting pro-rata on a monthly basis until the termination of the agreement. We reserved for issuance and agreed to issue such options shares pursuant to a stock option plan after such stock option plan is authorized and adopted. As of August 27, 1999, we have not authorized or adopted such plan.


We did not granted any stock options to our executive officers and directors during the fiscal year ended December 31, 1998.

Employment and Consulting Agreements

We entered  into an  employment  with Shane  Murphy,  our sole  director,  Chief
Executive Officer, President, Secretary and Treasurer dated June 17, 1999 and effective July 1, 1999. The term of the agreement is three years, commencing on July 1, 1999 and ending on July 1, 2002, renewing for additional terms of one year upon the consent of the parties. Under the terms of our agreement, we agreed to pay Mr. Murphy a salary of $250,000 (Canadian) or approximately US$167,000 per year, and granted Mr. Murphy options to acquire 600,000 shares of our common stock at $4.75 per share, vesting as to 300,000 shares pro rata monthly over 2 years and as to 300,000 based on the market price of our common stock. See "Executive Compensation - Stock Options." Mr. Murphy agreed to serve as our sole director, Chief Executive Officer, President, Secretary and Treasurer. If we terminate Mr. Murphy without cause under the agreement, we agreed to pay severance pay as follows: six months' salary if terminated on or before January 1, 2000; the amount of salary that would otherwise have been payable to Mr. Murphy up to and including July 1, 2001 if terminated after January 1, 2000 but on or before July 1, 2001; and the amount of salary that would otherwise have been payable to Mr. Murphy for the remainder of the term or any extension if terminated after July 1, 2001.

We entered into an agreement with Access World, Inc., a consultant to the company, dated April 6, 1999. Under the terms of the agreement, Access World, Inc. agreed to assist us in certain matters related to the business of Bingo.com (Antigua) including obtaining Antigua legal counsel, submitting an application for an Internet gaming license with the Antigua Barbuda Free Trade Zone, establishing an Antigua office and locating employees to staff the Bingo.com (Antigua) office. We agreed to pay Access World, Inc. $15,000 and to issue Access World, Inc. options to acquire 50,000 shares of our common stock, subject to regulatory approval and our stock option plan.

We  have  no  other  employment,   consulting  or  other  service  contracts  or
arrangements between us or our subsidiaries and our directors and/or executive officers.

Item 7.    Certain Relationships and Related Transactions.

Except for relationships and transactions that we have disclosed in other sections of this registration statement such as (a) the ownership of our securities, (b) the compensation described herein and (c) advances to and by certain officers to cover expenses, all of which were reimbursed or repaid without interest, none of our directors, executive officers, holders of ten percent of our outstanding shares of common stock, or any associate or affiliate of such person, have, to our knowledge, had a material interest, direct or indirect, during the three fiscal years ended December 31, 1996, 1997 and 1998 or in any proposed transaction which may materially affect us.

Item 8. Legal Proceedings.

On July 28, 1999, we were advised by legal counsel for Pan Pacific Communications, an advisor to Bingo.com, Inc., that we allegedly breached an agreement between us and Pan Pacific Communications. Pan Pacific Communications demanded payment, on or before August 5, 1999, in the amount of $34,820, the alleged balance owed by us to Pan Pacific Communications, and informed us that they would commence legal seeking the damages with interest and costs. We believe the claim is without merit and intend to vigorously defend against any action brought by Pan Pacific Communications. As of August 21, 1999, we not aware that any legal action been commenced against us.

To the best of our knowledge, we are not subject to any other active or pending legal proceedings or claims against us or any of our properties. However, from time to time, we may become subject to claims and litigation generally associated with any business venture.

Item 9. Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters.

On March 19, 1997, our common stock was approved for trading on the OTCBB under the symbol PGLB. In January 1999, we changed our name from Progressive General Lumber Corporation to Bingo.com, Inc., and our OTCBB symbol was changed to BIGG. On July 26, 1999, we changed our trading symbol from BIGG to BIGR. The following table sets forth, for the periods indicated, the range of the high and low bid quotations (as reported by NASD). There were no trades of our securities on the OTCBB prior to the first quarter 1999.

The bid quotations set forth below, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions:

OTCBB


         ---------------------------- -------------------------- ------------------------- --------------------------
                    1999                      High ($)                   Low ($)                    Volume
         ---------------------------- -------------------------- ------------------------- --------------------------
         1st Quarter                          8.75                       1.875                    6,404,500
         ---------------------------- -------------------------- ------------------------- --------------------------
         2nd Quarter                        13.125                       3.75                    12,198,800
         ---------------------------- -------------------------- ------------------------- --------------------------


On August 20, 1999, the last reported sales price of our common stock, as reported by the NASD was $3.00. As of May 15, 1999, there were 76 holders of record of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

Item 10.   Recent Sales of Unregistered Securities.

Pursuant to a resolution dated June 30, 1988, we initially issued 5,000 shares of common stock (the "Original Shares") to founders of the corporation at a deemed price of $1.00 per share for services rendered. The shares were issued to the following persons: Joseph Camillo, Michael Camillo, Isabell Cantera, Paul Caruso, Jessica Cohen, Patricia Cohen, Stephanie Cohen, Louise Cunningham, Anthony Derrick, Michael Derrick, David Disner, Nicole Johnson, Alan Kirsch, Sheila Langley, Michael Lewis, Ada Liebskind, Eric Littman, William Morano, Phyllis Morano, Jim Thorphe, James Turcharelli, Douglas Ward, Pamela Wilkinson and Terra Wilkinson. On July 17, 1998, we increased our authorized share capital from 7,500 authorized shares of common stock to 50,000,000 shares of common stock. Pursuant to the resolution authorizing the increase in authorize share capital, our board of directors of Bingo.com declared a stock dividend (a forward split) that increased our number of Original Shares on a 200-for-1 basis, resulting in 1,000,000 outstanding common shares. The issuance of Original Shares was exempt from registration under the provisions of Section 4(2) of the Securities Act of 1933, as amended. The issuance of the shares did not involve a public offering.

We issued 7,500,000 shares of our common stock for $0.01 per share to raise $75,000. This offering was fully subscribed, and the shares were issued on January 12, 1999 to the following investors: Terra Growth Investment Fund, Centennial Growth Investment Fund, GTL Financial Group Inc., Lindlay Equity Fund, Remington Capital Partners Ltd., E.C. Money Fund Ltd., Geraldine Santini, Abdolrahim Motalebpoor-Laylabadi, Mohammad R.D. Mashhoor, A. Salem and Whitecliffe Investment Fund. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act.

Pursuant to an Asset Purchase Agreement dated January 18, 1999, we issued 500,000 shares of our common stock to Bingo.com, Inc. as consideration for the acquisition of the domain name "Bingo.com." The shares were issued to Bingo, Inc., an Antigua corporation, in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act. No placement agent was retained in connection with the issuance and no fees or commissions were paid in connection with the transaction. The shares were issued subject to an Escrow Agreement dated January 27, 1999, under which the shares were released to Bingo, Inc. after confirmation of the transfer of the domain name, "Bingo.com".

Pursuant to a Subscription Agreement dated February 12, 1999, we issued units consisting of one common share and one common share purchase warrant for $2.00 per unit to raise $1,000,000. Each share purchase warrant is exercisable to acquire one additional common share at $2.00 per share until February 11, 2000. This offering was made to one subscriber, Dotcom Fund, S.A., a Turks and Caicos Islands company and a non-U.S. Person, outside the United States. The offering was not underwritten. The shares were issued on an exemption from registration pursuant to Regulation S promulgated under the Securities Act. No placement agent was retained in connection with the offering and no fees or commissions were paid in connection with the transaction.

Pursuant to a Subscription Agreement dated April 23, 1999, we issued units consisting of one common share and one common share purchase warrant for $12.00 per unit to raise $5,000,016. Each share purchase warrant is exercisable to acquire one additional common share at $12.00 per share until April 22, 2000 and at $15.00 per share until April 22, 2001. This offering was made to Goldberg Equity Fund, a Turks and Caicos Islands company and a non-U.S. Person, outside the United States. The offering was not underwritten. The shares were issued in reliance on an exemption from registration pursuant to Regulation S promulgated under the Securities Act. No placement was retained in connection with the offering and no fees or commissions were paid in connection with the transactions.

Item 11.   Description of Registrant's Securities to be Registered.

Pre-reorganization - Bingo.com (Florida)

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. As of July 31, 1999, there were 9,916,668 issued and outstanding shares of our common stock. On July 31, 1999, there were 84 holders of record of common stock.

We have also agreed to issue 250,000 shares of our common stock to Stratford as consideration for services related to the first phase of the development of the Bingo.com (Canada) portal. We anticipate we will finalize a definitive agreement with Stratford in the third quarter of 1999 and issue the shares.

Each of our stockholders is entitled to one vote for each share of common stock. All elections for directors are decided by plurality vote; all other questions are decided by majority vote except as may otherwise be provided by our Articles of Incorporation or by the Florida General Corporation Law.

The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Our stockholders are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, our stockholders are entitled to share ratably in all assets remaining after payment of liabilities. Our stockholders have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Post Reorganization Rights and Analysis

We anticipate we will restructure our corporate structure to become an Antigua International Business Corporation pursuant to a plan of reorganization. The reorganization will be accomplished through the merger of us with and into Bingo.com (Wyoming), our wholly owned subsidiary, and that immediately after the merger, Bingo.com (Wyoming) will continue out of the United States to become an Antigua International Business Corporation. After giving effect to the reorganization, we anticipate that each of our outstanding shares of common stock will, subject to the exercise of statutory dissenters' rights under Florida law, be automatically converted into one outstanding share the resulting Antigua International Business Corporation.

Comparison of Your Rights as a Shareholder now and After the Reorganization

Florida law and our Articles of Incorporation and Bylaws govern your rights as a stockholder of our stock. After the reorganization you will become a stockholder of an Antigua International Business Corporation (unless you dissent) and the Antigua International Business Corporation Act or the "IBCA", our Articles of Continuance and our new Bylaws will govern your rights.

The principal attributes of your shares of our common stock and our shares after the reorganization will be similar; however, there will be certain differences. In addition, there are certain differences between our current Articles of Incorporation and Bylaws, and our Articles of Continuance and Bylaws after reorganization. The following discussion is a summary of all material differences in your stockholder rights resulting from the reorganization, but does not and covers all of the respects in which Antigua law may differ from laws generally applicable to Florida corporations. You should review the complete text of the relevant provisions of the Antigua IBCA, the Florida Business Corporation Act or the "FBCA", our Articles of Incorporation and Bylaws and our proposed Articles of Continuance and Bylaws.

Stockholder Approval of Business Combinations

Under the FBCA, there is no statutory restriction on a Florida corporation's ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation a "Disposition" not in the usual and regular course of the corporation's business, or a dissolution of the corporation, is required to be approved by the holders of a majority of the shares entitled to vote thereon unless the Articles of Incorporation provides otherwise. In addition, under the FBCA, class-voting rights exist with respect to amendments to the Articles of Incorporation that adversely affect the terms of the shares of a class. Such class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise; our Articles of Incorporation do not provide otherwise.

The IBCA requires the approval of the holders of at least two-thirds (2/3) of the votes cast at a special meeting called for such purpose for Bingo.com (Holding) to (i) merge, consolidate or amalgamate with another company or (ii) reorganize or reconstruct itself pursuant to a plan sanctioned by the Antigua courts.

Absence of Required Vote for Certain Mergers

Under the FBCA, no vote of the stockholders of a corporation surviving a merger is required to approve a merger if (i) the agreement of merger does not amend the Articles of Incorporation of such corporation, (ii) each share of stock of such corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation with identical designations, preferences, limitations and relative rights.

There is no equivalent provision in the IBCA and therefore the stockholders of the surviving company in such a situation would be entitled to vote on the merger as described above.

Appraisal Rights

Under the FBCA, a stockholder of a corporation does not have appraisal rights in connection with a merger or consolidation or, in the case of a disposition, if
(i) the shares of such corporation are listed on a national securities exchange or held of record by more than 2,000 stockholders, as is presently not the case with our company, or (ii) such corporation will be the surviving corporation of the merger and no vote of the stockholders of the surviving corporation is required to approve such merger; provided, however, that a stockholder is entitled to appraisal rights in the case of a merger or consolidation if such stockholder is required by the terms of an agreement of merger or consolidation to accept in exchange for the shares of such stockholder anything other than (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, (ii) shares of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of the corporation described in the foregoing clauses (i) and (ii), or (iv) any combination of the foregoing.

The IBCA does not provide for appraisal rights. However, in the case of a court sanctioned reorganization of an Antigua company as described above, a dissenting stockholder has the right to express to the court such stockholder's view that the transaction sought to be approved would not provide the stockholders with the fair value of their shares.

Stockholder Consent to Action Without Meeting

Under the FBCA, unless otherwise provided in the Articles of Incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent thereto is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.

There is no equivalent provision under the IBCA. However, Articles of Continuance may provide that a resolution in writing signed by all of the stockholders entitled to vote thereon at a meeting of stockholders is as valid as if that resolution had been approved at a meeting of the stockholders.

Special Meetings of Stockholders

Under the FBCA, a special meeting of stockholders may be called only by the board of directors or by persons authorized in our Articles of Incorporation or the Bylaws. Our Bylaws provide for the call of a special meeting of stockholders by our President or Secretary, or by resolution of our Board of Directors.

Under the IBCA, a special meeting will be able to be called by the Board of Directors or by the holders of not less than five percent (5%) of the issued shares of a corporation that carry the right to vote at the meeting sought to be held.

Distributions and Dividends; Repurchases and Redemptions

Under the FBCA, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having a preference on asset distributions. Surplus is defined in the FBCA as the excess of the net assets over capital, as the board may adjust such capital. A Florida corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by such purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock if such shares are to be retired and the capital reduced. Under the IBCA, the directors may pay to the stockholders such dividends as appear to the directors to be justified by the profits of the Corporation unless the corporation is unable or would, after the payment, be unable to pay its liabilities as they become due, or the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Vacancies on Board of Directors

Under the FBCA, a vacancy and a newly created directorship may be filled by a majority of the remaining directors, although less than a quorum, unless otherwise provided in the Articles of Incorporation or Bylaws. Neither our Articles of Incorporation nor our Bylaws provides otherwise so.

The IBCA and our proposed Bylaws after the reorganization will provide that a vacancy and a newly created directorship may be filled by a majority of the remaining directors, so long as a quorum of directors continues to exist at all times.

Removal of Directors

Under the FBCA, except in the case of a corporation with a classified board, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

The IBCA provides that directors may be removed by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

Inspection of Books and Records

Under the FBCA, any stockholder may inspect the corporation's books and records for a proper purpose.

Shareholders of an Antigua corporation may inspect or obtain copies of the list of shareholders, corporate records or financial statements.

Amendment of Articles of Incorporation

Under the FBCA, our Articles of Incorporation may be amended if (i) the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at the meeting of stockholders and (ii) the holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the Articles of Incorporation requires the vote of a greater number of shares. If the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, the holders of a majority of the outstanding shares of such class must also vote in favor of the amendment.

Under the IBCA, Articles of Incorporation may be amended if the holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the Articles of Incorporation requires the vote of a greater number of shares.

Amendment of Bylaws

Under the FBCA, our Board of Directors may amend our Bylaws as our Articles of Incorporation authorize such amendment. Our stockholders also have the power to amend our Bylaws. Under the IBCA, our Bylaws after the reorganization may only be amended by a special resolution.

Indemnification of Directors and Officers

The IBCA and the FBCA have different provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and agents. If the reorganization is approved, the IBCA indemnification provisions will not apply to any act or omission that occurs before the reorganization. The following is a summary comparison of the IBCA and FBCA indemnification provisions:

Under the FBCA, indemnification rights are expressly non-exclusive. A corporation is permitted to provide indemnification or advancement of expenses, by bylaw provisions, agreement or otherwise, against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Our Articles of Incorporation and Bylaws make indemnification mandatory on the part of our Officers and Directors to the fullest extent permitted by law.

Antigua law does not limit the extent to which a corporation's Articles of Incorporation and/or Bylaws may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Antigua courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for his own dishonesty or willful neglect or default.

Our Articles of Continuance are anticipated to contain provisions providing for the indemnity of our officers, directors, employee and agents to the same extent as permitted under our Articles of Incorporation.

Limited Liability of Directors

The FBCA permits the adoption of Articles of Incorporation provisions limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. The FBCA does not permit any limitation of the liability of a director for (i) breaching the duty of loyalty to the corporation or its stockholders, (ii) failing to act in good faith, (iii) engaging in intentional misconduct or a known violation of law, (iv) obtaining an improper personal benefit from the corporation or (v) paying a dividend or approving a stock repurchase that was illegal under the FBCA. Our Articles of Incorporation eliminates the monetary liability of a director to the fullest extent permitted by the FBCA.

There is no equivalent provision under the IBCA.

Stockholders' Suits

The FBCA requires only that the stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that the stock devolved to him by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation.

Under of the IBCA a complainant may, for the purpose of prosecuting, defending or discontinuing an action on behalf of a corporation, apply to an Antigua court for leave to bring an action in the name and on behalf of the corporation or any of its subsidiaries, or intervene in an action to which any such corporation or any of its subsidiaries is a party. However, no derivative action may be brought and no intervention may be made unless the court is satisfied (i) that the complainant has given reasonable notice to the directors of the corporation or its subsidiary of his intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action, (ii) that the complainant is acting in good faith and
(iii) that it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Rights of Dissenting Stockholders

General

Our stockholders who follow the procedures specified in the FBCA will be entitled to have their shares of common stock appraised and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the reorganization, as determined by a Florida court of competent jurisdiction. In order to take advantage of such rights, the procedures set forth in the dissenter's rights provisions of the FBCA must be strictly followed. Failure to comply with any of the procedures may result in a termination or waiver of appraisal rights.

The following is a summary of FBCA ss.607.1320 the dissenter's rights provision. Under FBCA ss.607.1320, a stockholder of Bingo.com (Florida) electing to exercise appraisal rights must both:

               (1) Deliver to us (or effectively our resolution Antigua Corporation within 20 days after the date of approval of the reorganization, a written demand for appraisal of his shares which reasonably informs us of the identity of the stockholder of record and that such record stockholder intends thereby to demand the appraisal of his shares; and

               (2) Not approve or vote in favor of the proposal relating to the reorganization.

The written demand for appraisal must be made by or for you in your registered name.

Within 120 days after the date of the reorganization, we or any stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under FBCA ss.607.1320, may file a petition in the Florida court of competent jurisdiction demanding a determination of the fair value of the shares of held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares.

Within 120 days after the date of the reorganization, any dissenting stockholder who has complied with the provisions of FBCA ss.607.1320 is entitled, upon written request, to receive from us, a statement setting forth the aggregate number of shares of not voted in favor of adoption of the reorganization with respect to which demands the appraisal we received, and the number of holders seeking appraisal. The statement must be mailed within 10 days after we receive the written request or within 10 days after expiration of the time for delivery of demands for appraisal under FBCA ss.607.1320, whichever is later.

If a petition for an appraisal is timely filed, after a hearing on such petition the court will determine who is entitled to appraisal rights and will appraise the value of the common stock owned by these stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the reorganization. The Court will direct us to pay the fair value of such shares together with a fair rate of interest, if any. A stockholder may also request the Court to order that all or a portion of the expenses incurred in connection with an appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

Item 12.   Indemnification of Directors and Officers.

Our Bylaws require us to indemnify to the fullest extent permitted by law each person that is empowered by law to indemnify. Our Articles of Incorporation require us to indemnify to the fullest extent permitted by Florida law, each person that we have the power to indemnify.

Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e. one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Florida law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of our directors or our stockholders to the fullest extent permitted Florida law.

There is no equivalent provision under the IBCA.

Item 13.   Financial Statements and Supplementary Data.

Not Applicable.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On August 31, 1998, Barry L. Friedman, P.C. resigned as our independent auditors. Our financial statements for the years ended December 31, 1997 and 1996 contain no adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope, or accounting opinion. Barry L. Friedman, P.C. has not been associated with any of our financial statements subsequent to August 31, 1998. The change in independent chartered accountants was effective for fiscal 1998, was approved by our board of directors and was not due to any disagreement between us and Barry L. Friedman, P.C.

During the period two financial years prior to and preceding the change in independent auditors, there were no disagreements with Barry L. Friedman, P.C. on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Barry L. Friedman, P.C. would have caused them to make reference thereto in their report on our financial statements for the period. We have authorized Barry L. Friedman, P.C. to respond fully to any subject matter of any potential disagreement with respect to our financial statements.

We have not been advise by Barry L. Friedman, P.C. or our current auditors, Davidson and Company, Chartered Accountants, of any of the following: (A) lack of internal controls necessary to for us to develop reliable financial statements; (B) any information that has come to the attention of our auditors that has led them to no longer be able to rely on management's representations or that has made them unwilling to be associated with the financial statements prepared by management; (C) any need to expand significantly the scope of our auditors' audit or information that has come to our auditors' attention during the period two financial years prior to and preceding the change in our independent auditors that if further investigated, would (i) materially impact the fairness or reliability of the previously issued audit report or the financial statements issued or covering such period or (ii) cause our auditors to become unwilling to rely on management's representations or that has made them unwilling to be associated with our financial statements, or due to the resignation of Barry L. Friedman, P.C. or any other reason, our auditor did not so expand the scope of the audit or conduct such further investigation; and (D) any information that has come to the attention of our auditors that has led them to conclude that such information materially impacts the fairness or reliability of the audit reports or the financial statements issued covering the period two financial years prior to and preceding the change in our independent auditors (including information that, unless resolved, to the satisfaction of such auditor, would prevent it from rendering an unqualified audit report on those financial statements) and due to the resignation of Barry L. Friedman, P.C. or any other reason, any issue has not been resolved to such auditor's satisfaction prior to Barry L. Friedman, P.C.'s resignation.

We engaged Davidson and Company, Chartered Accountants, as our independent auditors on February 1, 1999. We engaged Davidson and Company to audit our financial statement for the year ended December 31, 1998. There were no disagreements with Barry L. Friedman, P.C. on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Barry L. Friedman, P.C. would have caused them to make reference thereto in their report on our financial statements for the period


Item 15.   Financial Statements and Exhibits.

The following  financial  statements and related  schedules are included in this
Item:

(a)      Financial Statements

Unaudited Financial Statements

          Bingo.com,   Inc.   (formerly   Progressive   General   Lumber  Corp.)
          Consolidated Balance Sheets as at June 30, 1999 (unaudited).

          Bingo.com,   Inc.   (formerly   Progressive   General   Lumber  Corp.)
          Consolidated Statements of Income and Deficit for the periods ended June 30, 1999 and 1998 (unaudited).

          Bingo.com,   Inc.   (formerly   Progressive   General   Lumber  Corp.)
          Consolidated Statements of Changes in Financial Position for the periods ended June 30, 1999 and 1998 (unaudited).

          Notes to Unaudited Consolidated Financial Statements.

Audited Financial Statements

          Auditors' Report

          Progressive General Lumber Corp. Consolidated Balance Sheets as at December 31, 1998 and 1997.

          Progressive General Lumber Corp. Consolidated Statements of Income and Deficit for the years ended December 31, 1998, 1997 and 1996.

          Progressive General Lumber Corp. Consolidated Statements of Changes in Financial Position for the years ended December 31, 1998, 1997 and 1996.

          Notes to Consolidated Financial Statements.

o    Exhibits


Exhibit
 Number             Description
 ------             -----------

  3.1*              Articles  of  Incorporation  of  Progressive   Lumber  Corp.
                    effective January 12, 1987.

  3.2*              Articles of Amendment to Progressive  Lumber Corp.  filed on
                    July 17, 1998.

  3.3* Articles of Amendment to Progressive Lumber Corp. effective January 22, 1999.

  3.4*              Bylaws of Bingo.com, Inc.

 10.1*              Form of Stock Subscription Agreement dated December 1998.

 10.2* Asset Purchase Agreement by and between Bingo, Inc. and Progressive Lumber, Corp. dated January 18, 1999.

 10.3*              Escrow Agreement by and among Bingo.com,  Inc.,  Bingo, Inc.
                    and Clark, Wilson dated January 27, 1999.

 10.4* Registrant Name Change Agreement by and among Network Solutions, Bingo, Inc. and Bingo.com, Inc. dated January 1999.

 10.5 Lease Agreement by and between Harwood Corporation and Bingo.com (Canada) Enterprises Inc. & 559262 B.C. Ltd. commencing February 1, 1999.

Exhibit
 Number             Description
 ------             -----------


 10.6* Development Agreement by and between Stratford Internet Technologies Inc. and Bingo.com, Inc. dated February 17, 1999.

 10.7* Private Placement Subscription Agreement by and between Bingo.com, Inc and Dotcom Fund, S.A. dated February 11, 1999.

 10.8*              Share  Purchase  Warrant  issued to Dotcom Fund,  S.A. dated
                    February 12, 1999.

 10.9               Application  and  Agreement  for  Merchant  Services  by and
                    between  State   Communications   Ltd.  and  Global  Payment
                    Services dated April 21, 1999.

 10.10* Subscription Agreement by and between Bingo.com, Inc and Goldberg Equity Fund dated April 23, 1999.

 10.11* Share Purchase Warrant issued to Goldberg Equity Fund dated April 23, 1999.

 10.12* Declaration of Trust made by Douglas Albert Lorne McLeod dated May 1999.

 10.13 Employment Agreement by and between Bingo.com, Inc. and Shane Murphy dated June 17, 1999, effective July 1, 1999.

 10.14 Agent Agreement by and between Bingo.com, Inc. and Access World, Inc. dated April 6, 1999,

 16.1               Consent and Acknowledgement of Barry L. Friedman.

 21.1               List of Subsidiaries of Registrant

* Previously filed with the Registrant's registration statement on Form 10 on June 9, 1999.

                                 BINGO.COM, INC.
                   (formerly Progressive General Lumber Corp.)
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS
                      (Unaudited - Prepared by Management)


                         SIX MONTHS ENDED JUNE 30, 1999

BINGO.COM INC.
(formerly Progressive General Lumber Corp.)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)
(Unaudited - Prepared by Management)



===================================================================================================================
                                                                                                          (Audited)
                                                                                           June 30,    December 31,
                                                                                               1999            1998
---------------------------------------------------------------------------------------------------- ---------------
ASSETS

Current
    Cash and cash equivalents(Note 3)                                               $     4,594,304  $     157,600
    Accounts receivable (allowance - Nil)                                                    28,619              -
    Prepaid expenses                                                                        124,285              -
                                                                                    ---------------  -------------
                                                                                          4,747,208        157,600
Equipment
    Office and computers                                                                     71,079              -
    Gaming                                                                                  175,520              -
    Less:  accumulated depreciation                                                          (3,554)             -
                                                                                    ---------------  -------------
                                                                                            243,045              -
                                                                                    ---------------  -------------
Other
    Security deposits                                                                        18,586              -
    Software development costs(Note 4)                                                       95,822              -
    Gaming licence (Note 5)                                                                 100,000              -
    Domain Name rights (Note 6)                                                           1,200,936              -
                                                                                    ---------------  -------------
                                                                                          1,415,344              -
                                                                                    ---------------  -------------
                                                                                    $     6,405,597  $     157,600
===================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
    Accounts payable                                                                $        15,140   $    159,404
    Accrued liabilities                                                                      16,277              -
    Loan payable                                                                             50,000              -
                                                                                    ---------------  -------------
                                                                                             81,417        159,404
                                                                                    ---------------  -------------
Stockholders' equity
    Capital stock
       Authorized
         50,000,000 common shares with a par value of $0.001
                    (December 31, 1997 - 1,500,000 common shares
                     with a par value of $1.00)
       Issued
          9,916,968  shares (December 31, 1997 - 1,000,000 shares)                            9,917          1,000
    Additional paid in capital                                                            7,061,457          4,000
    Deficit accumulated during the development stage                                       (746,563)        (6,804)
    Accumulative Comprehensive Other Income                                                    (631)             -
                                                                                    ---------------  -------------
                                                                                          6,324,180         (1,804)
                                                                                    ---------------  -------------
                                                                                    $     6,405,597   $    157,600
===================================================================================================================

Commitments (Note 11)


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

BINGO.COM INC.
(formerly Progressive General Lumber Corp.)
(A Development Stage Company)
CONSOLIDATED  STATEMENTS  OF OPERATIONS
(Expressed  in United  States  Dollars)
(Unaudited - Prepared by Management)


=============================================================================================================================

                                                                           Three Months                     Six Months
                                                                     June 30,        June 30,        June 30,        June 30,
                                                                         1999            1998            1999            1998
-----------------------------------------------------------------------------------------------------------------------------
REVENUES                                                       $            -   $          -    $           -   $          -
                                                               --------------  --------------  --------------  -------------

EXPENSES
    General and administrative                                        302,412              -          497,863          1,904
    Depreciation                                                        3,554              -            3,554              -
    Marketing and advertising                                         217,704              -          257,647              -
                                                               --------------  --------------  --------------  -------------
Operating loss                                                       (523,670)             -         (759,064)        (1,904)

OTHER
    Interest                                                           24,558              -           19,305            100
                                                               --------------  --------------  --------------  --------------
Net loss                                                       $     (499,112)  $          -    $    (739,759)  $     (1,804)
=============================================================================================================================

Basic and dilutive loss per share                              $        (0.05)  $          -    $       (0.09)  $          -

Weighted average shares                                             9,756,411      1,000,000        8,628,914      1,000,000
=============================================================================================================================










                 The accompanying notes are an integral part of
                    these consolidated financial statements.

BINGO.COM INC.
(formerly Progressive General Lumber Corp.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
(Expressed in United States Dollars)
(Unaudited - Prepared by Management)


=============================================================================================================================

                                                                           Three Months                     Six Months
                                                                     June 30,        June 30,        June 30,        June 30,
                                                                         1999            1998            1999            1998
-----------------------------------------------------------------------------------------------------------------------------
Net loss                                                       $     (499,112)  $          -    $    (739,759)  $     (1,804)

Other comprehensive income, net of tax:
  Foreign currency translation adjustments                               (631)             -             (631)             -
---------------------------------------------------------------------------------------------------- ------------------------
Other comprehensive income                                               (631)             -             (631)             -

Comprehensive Income                                           $     (499,743)  $          -    $    (740,390)  $     (1,804)
=============================================================================================================================

Basic and dilutive loss per share                              $        (0.05)  $          -    $       (0.09)  $          -

Weighted average shares                                             9,756,411      1,000,000        8,628,914      1,000,000
=============================================================================================================================






                 The accompanying notes are an integral part of
                    these consolidated financial statements.

BINGO.COM INC.
(formerly Progressive General Lumber Corp.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Expressed in United States Dollars)
(Unaudited - Prepared by Management)




                                                                                                       Deficit
                                                                                                   Accumulated
                                               Capital Stock            Additional     Cumulative        During
                                        -------------- -------------      Paid-in    Translation   Development
                                              Shares         Amount       Capital     Adjustment         Stage         Total
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995, 1996
    and 1997                               1,000,000   $      1,000  $      4,000   $         -   $     (5,000)  $         -

    Loss for the year                              -              -             -             -         (1,804)       (1,804)
                                        ------------   ------------  ------------   ------------  ------------  ------------
Balance, December 31, 1998                 1,000,000          1,000         4,000             -         (6,804)       (1,804)

    January, 1999 Private placement        7,500,000          7,500        67,500             -              -        75,000

    January, 1999 Domain name rights         500,000            500       999,500             -              -     1,000,000

    February, 1999 Private placement
       (Note 7a)                             500,000            500       999,500             -              -     1,000,000

    April, 1999 Private placement
       (Note 7b)                             416,668            417     4,999,600             -              -     5,000,017

    Share issuance costs                           -              -        (8,643)            -              -        (8,643)

    Loss for the period                            -              -             -             -       (739,759)     (739,759)

    Accumulative Comprehensive
     Other Income                                  -              -             -          (631)             -          (631)
                                        ------------   ------------  ------------   ------------  ------------  ------------
Balance, June 30, 1999                     9,916,668   $      9,917  $  7,061,457   $      (631)  $   (746,563)  $ 6,324,180
=============================================================================================================================








                 The accompanying notes are an integral part of
                    these consolidated financial statements.

BINGO.COM INC.
(formerly Progressive General Lumber Corp.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in United States Dollars)
(Unaudited - Prepared by Management)


=============================================================================================================================
                                                                                                    June 30,         June 30,
                                                                                                        1999             1998
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                  $     (739,759)   $         -
    Adjustment to reconcile net loss to net cash used in operating activities
       Depreciation                                                                                    3,554              -
    Change in non-cash working capital items
       Accounts receivable                                                                           (28,619)             -
       Prepaid expenses                                                                             (124,285)             -
       Accounts payable                                                                             (144,264)             -
       Accrued liabilities                                                                            16,277              -
       Loan payable                                                                                   50,000              -
                                                                                              --------------  -------------
    Net cash used in operating activities                                                           (967,096)             -
                                                                                              --------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Software development costs                                                                       (95,822)             -
    Domain name rights                                                                              (200,936)             -
    Purchase equipment                                                                              (246,599)             -
    Gaming license                                                                                  (100,000)             -
    Security deposits                                                                                (18,586)             -
                                                                                              --------------  -------------
    Net cash used in investing activities                                                           (661,943)             -
                                                                                              --------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                                                         6,075,017              -
    Share issuance costs                                                                              (8,643)             -
                                                                                              --------------  -------------
    Net cash provided by financing activities                                                      6,066,374              -
                                                                                              --------------  -------------

Net increase in cash and cash equivalents                                                          4,437,335              -

Effect of exchange rates on cash and cash equivalents                                                   (631)             -

Cash and cash equivalents at the beginning of period                                                 157,600              -
                                                                                              --------------  -------------

Cash and cash equivalents at end of period                                                    $    4,594,304  $           -
=============================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Cash paid during the period for interest                                                  $        7,253  $           -

    Non cash investing and financing activities:
       Issuance of common stock for domain name rights                                             1,000,000              -
=============================================================================================================================


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

BINGO.COM, INC.
(formerly Progressive General Lumber Corp.)
(A Development  Stage Company)
NOTES TO THE  CONSOLIDATED  FINANCIAL  STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999

================================================================================


1.   HISTORY AND ORGANIZATION OF THE COMPANY

     The Company was organized on January 12, 1987, under the laws of the State of Florida as Progressive General Lumber Corp. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company. On January 22, 1999, the Company changed its name to Bingo.com, Inc.

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through private placements.

     On July 17, 1998, the State of Florida approved the Company's restated Articles of Incorporation, which increased its capitalization from 7,500 common shares to 50,000,000 common shares. The par value was changed from $1.00 to $0.001.

     In addition, the Company forward split its common stock 200:1, thus increasing the number of outstanding common stock shares from 5,000 shares to 1,000,000 shares. All common shares and per share data have been retroactively adjusted to reflect these stock splits.

     In the opinion of management, the accompanying consolidated financial statements contain all adjustments necessary (consisting only of normal recurring accruals) to present fairly the financial information contained therein. These statements do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 1998. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.


2.   SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation

     These consolidated financial statements include the accounts of the Company and the accounts of its wholly owned subsidiaries, Bingo.com (Canada) Inc. and Bingo.com (Antigua) Inc. All intercompany balances and transactions have been eliminated upon consolidation.

     Foreign currency translation

     The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52"). Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transactions dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

     Financial statements of the Company's Canadian subsidiary, Bingo.com (Canada) Inc. are translated into U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities. The functional currency of Bingo.com (Canada) Inc. is the local currency, the Canadian dollar. Translation adjustments, if necessary, are recorded as a separate component of Stockholders' Equity.

BINGO.COM, INC.
(formerly Progressive General Lumber Corp.)
(A Development  Stage Company)
NOTES TO THE  CONSOLIDATED  FINANCIAL  STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999

================================================================================


2.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Stock-based compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

     Taxes on income

     The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognised in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactment's of changes in the tax laws or rates.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Actual results could differ from these estimates.

     Loss per share

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS
     128"). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

     Comprehensive income

     In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components.

     New accounting standards

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial statements because the Company does not currently hold any derivative instruments.

BINGO.COM, INC.
(formerly Progressive General Lumber Corp.)
(A Development  Stage Company)
NOTES TO THE  CONSOLIDATED  FINANCIAL  STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999

================================================================================


2.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Cash and cash equivalents

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

     Software development

     The Company has adopted Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs. Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred. Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life of three years.

     Domain name

     The Company has capitalized the cost of the purchase of the domain name Bingo.com and will amortize the cost over 10 years from the date of commencement of operations.

     Capital assets

     Capital assets will be recorded at cost less accumulated amortization. Amortization will be provided for annually using the declining balance method at the following rates:

         Office & computers             20%

         Gaming equipment               20%

     Revenue Recognition

     The Company will be recognizing revenues as follows:

          a)   Bingo gaming - as cash is received

          b) Banner advertising - revenue is recognized equal to the cash to be received from banner advertisement, when the buyer has made an unconditional commitment to pay and the earnings process has been completed by the rendering of the required services.

     Advertising costs

     The Company recognizes advertising expenses in accordance with Statement of Position 98-7, "Reporting on Advertising Costs'. As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.


3.   CASH AND CASH EQUIVALENTS

     An amount of $22,352 represents a pledge collateral for a corporate credit card.


4.   SOFTWARE DEVELOPMENT COSTS

     Software development costs represent amounts incurred to develop the Company's portal website.

BINGO.COM, INC.
(formerly Progressive General Lumber Corp.)
(A Development  Stage Company)
NOTES TO THE  CONSOLIDATED  FINANCIAL  STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999

================================================================================


5.   GAMING LICENSE

     The company's gaming license represents an annual cost of securing and maintaining a license to operate an online internet bingo in the Country of Antigua.

     The annual costs of the license will be amortized over 12 months upon the commencement of operations.


6.   DOMAIN NAME RIGHTS

     An agreement to purchase the right to use the domain name Bingo.com was acquired as follows:

         -  $200,000 cash (paid)
         -  500,000 common shares (issued) at a deemed price of $2.00 per share

     In addition, the Company is required to pay quarterly royalties of 4% of gross revenues with a minimum guarantee of $1,100,000.



     Domain name                                                              1999           1998
     ---------------------------------------------------------------------------------------------
     Bingo.com                                                           1,200,000             -
     Other                                                                     936             -
                                                                     -------------  ------------
                                                                         1,200,936    $        -
     =============================================================================================


7.   CAPITAL STOCK

     a) The Company issued 500,000 units of a private placement consisting of one common share and one share purchase warrant for $2.00 per unit for total proceeds of $1,000,000. Each share purchase warrant entitles the holder to acquire one additional common share at $2.00 per share until February 11, 2000.

     b) The Company issued 416,668 units of a private placement consisting of one share and one share purchase warrant for $12.00 per unit for total proceeds of $5,000,016. Each share purchase warrant entitles the holder to acquire one additional common share at $12.00 per share until April 22, 2000 and at $15.00 per share until April 22, 2001.


8. SUPPLEMENTAL DISCLOSURES WITH RESPECT TO OPERATING, FINANCING AND INVESTING ACTIVITIES

     For the six month period ended June 30, 1999, the Company issued 500,000 common shares at a deemed price of $2.00 for the purchase of a domain name (Note 6). There were no non-cash transactions for the six month period ended June 30, 1998.

BINGO.COM, INC.
(formerly Progressive General Lumber Corp.)
(A Development  Stage Company)
NOTES TO THE  CONSOLIDATED  FINANCIAL  STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999

================================================================================


9.   INCOME TAXES

     Subject to certain restrictions, the Company has certain operating losses available to reduce taxable income of future years. Future tax benefits which may arise as a result of these losses and resource deductions have not been recognized in these financial statements.

     The Company has not recorded potential future income tax benefits of $6,904 in operating losses which expire as follows:

         2003                                $        5,000
         2008                                         1,904
                                             --------------
                                             $        6,904


10.  COMPREHENSIVE INCOME

     Total comprehensive loss for the year ended December 31, 1998, and the six month period ended June 30, 1999 was $(1,804) and $(740,390), respectively. The only item included in other comprehensive loss is foreign currency translation adjustments in the amounts of $Nil for the year ended December 31, 1998 and $631 for the six month period ended June 30, 1999.

     ============================================================================================
                                                              Foreign
                                                              Currency           Accumulated
                                                             Translation        Comprehensive
                                                              Adjustment         Income (loss)
     --------------------------------------------------------------------------------------------
     Beginning balance, December 31, 1998                   $         -         $          -
                                                            --------------      -----------------
     Current - period change                                       (631)                 (631)
                                                            --------------      -----------------
     Ending balance, June 30, 1999                          $      (631)        $        (631)
     ============================================================================================


11.  SUBSEQUENT EVENT

     The Company retained the services of its new President and Chief Executive Officer, Shane Murphy, on July 1, 1999 for a term of 3 years. He will be paid a salary of Cdn$250,000 per year and have 300,000 stock options reserved, but not granted, for him at a price of US$4.75.


12.  COMMITMENTS

     a) The Company has entered into an agreement with Stratford Technologies Inc. ("Stratford") to develop the Company's portal website. In return for Stratford's services, the Company has agreed to issue 250,000 common shares.

     b) The Company has entered into an agreement with Access World, Inc. ("Access") to act as a consultant to license and set up the Company's structure and operations in Antigua. The Company agreed to compensate Access as follows:

          i)   Payment of $15,000 (paid).

          ii) Reserve, and grant in the future, a total of 50,000 stock options of the Company, exercisable at $4.75 per share.

                        PROGRESSIVE GENERAL LUMBER CORP.
                          (A Development Stage Company)


                              FINANCIAL STATEMENTS
                      (Expressed in United States Dollars)


                                DECEMBER 31, 1998

                                                                A Partnership of
                                                      Incorporated Professionals
DAVIDSON & COMPANY=========Chartered Accountants================================



                          INDEPENDENT AUDITORS' REPORT




To the Shareholders of
Progressive General Lumber Corp.
(A Development Stage Company)


We have audited the balance sheet of Progressive General Lumber Corp. as at December 31, 1998 and the statements of operations, stockholders' deficiency and cash flows for the year then ended and the cumulative amounts from incorporation on January 12, 1987 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and the results of its operations and stockholders' deficiency and its cash flows for the year then ended and the cumulative amounts from incorporation on January 12, 1987 to December 31, 1998 in accordance with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The audited financial statements as at December 31, 1997 and 1996 and for the years then ended were examined by another auditor who expressed an opinion without reservation on those statements in his report dated August 3, 1998.




                                                         /s/ Davidson & Company
Vancouver, Canada                                         Chartered Accountants

March 17, 1999 (except as to Note 6
which is as of August 24, 1999)


                   A Member of Accounting Group International
                   ==========================================

     Suite 1270, Stock Exchange Tower, 609 Granville Street, P.O. Box 10372,
                Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
                Telephone (604) 687-0947   Fax (604) 687-6172

                             BARRY L. FRIEDMAN, P.C.
                           Certified Public Accountant

1582 TULITA DRIVE                                         OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                                   FAX NO. (702) 896-0278



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

Board of Directors                                               August 3, 1998
Progressive General Lumber Corp.
Orlando, Florida

     I have audited the accompanying Balance Sheets of Progressive General Lumber Corp., (A Development Stage Company), as of July 31, 1998, December 31, 1997, and December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the two years ended December 31, 1997, December 31, 1996, and the period January 1, 1998, to July 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Progressive General Lumber Corp., (A Development Stage Company) as of July 31, 1998, December 31, 1997, and December 31, 1996, and the results of its operations and cash flows for the two years ended December 31, 1997, and December 31, 1996, and the period January 1, 1998, to July 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Barry L. Friedman
----------------------------
Barry L. Friedman
Certified Public Accountant

PROGRESSIVE GENERAL LUMBER CORP.
(A Development Stage Company)
BALANCE SHEETS
(Expressed in United States Dollars)
AS AT DECEMBER 31



==================================================================================================================
                                                                                             1998           1997
------------------------------------------------------------------------------------------------------------------

ASSETS

Cash (Note 3)                                                                       $     157,600   $          -
==================================================================================================================



LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current
    Accounts payable (Note 3)                                                       $     159,404   $          -
                                                                                    -------------   ------------
Stockholders' deficiency
    Capital stock
       Authorized
         50,000,000 common shares with a par value of $0.001
                    (December 31, 1997 - 1,500,000 common shares with
                    a par value of $1.00)
       Issued
            1,000,000 shares (December 31, 1997 - 1,000,000 shares)                         1,000          5,000
    Additional paid in capital                                                              4,000              -
    Deficit accumulated during the development stage                                       (6,804)        (5,000)
                                                                                    -------------   ------------
                                                                                           (1,804)             -
                                                                                    -------------   ------------
                                                                                    $     157,600   $          -
==================================================================================================================



Subsequent events (Note 4)







                 The accompanying notes are an integral part of
                          these financial statements.

PROGRESSIVE GENERAL LUMBER CORP.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)



==============================================================================================================================


                                                                 Cumulative
                                                               Amounts from
                                                              Incorporation
                                                             on January 12,                   Years Ended December 31
                                                                    1987 to  -------------------------------------------------
                                                               December 31,
                                                                       1998            1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME                                            $           100     $        100    $         -      $          -


EXPENSES
    General, selling and administrative                              6,904            1,904              -                 -
                                                           ---------------    --------------   --------------   -------------


Net loss for the period                                    $        (6,804)    $     (1,804)   $         -      $          -
==============================================================================================================================

Basic and dilutive loss per common share (Note 2)          $             -     $          -    $         -      $          -
==============================================================================================================================

Weighted average number of common
    shares outstanding                                           1,000,000        1,000,000      1,000,000         1,000,000
==============================================================================================================================













                 The accompanying notes are an integral part of
                          these financial statements.

PROGRESSIVE GENERAL LUMBER CORP.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
(Expressed in United States Dollars)



==============================================================================================================================
                                                                                                      Deficit
                                                                                                  Accumulated
                                                       Capital Stock               Additional      During the
                                               --------------- ---------------        Paid-in     Development
                                                       Shares          Amount         Capital           Stage          Total
-------------------------------------------------------------- ---------------------------------------------------------------

Balance, December 31, 1995                          1,000,000    $      1,000    $      4,000     $    (5,000)     $       -

    Loss for the year                                      -                -               -               -              -
                                               --------------  --------------  --------------  --------------  ------------

Balance, December 31, 1996                          1,000,000           1,000           4,000          (5,000)             -

    Loss for the year                                      -                -               -               -              -
                                               --------------  --------------  --------------  --------------  ------------

Balance December 31, 1997                           1,000,000           1,000           4,000          (5,000)             -

    Loss for the year                                      -                -               -          (1,804)        (1,804)
                                               --------------  --------------  --------------  --------------  -------------

Balance, December 31, 1998                          1,000,000    $      1,000    $      4,000     $    (6,804)     $  (1,804)
==============================================================================================================================















                 The accompanying notes are an integral part of
                          these financial statements.

PROGRESSIVE GENERAL LUMBER CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in United States Dollars)



==============================================================================================================================

                                                                 Cumulative
                                                               Amounts from
                                                              Incorporation
                                                             on January 12,                    Years Ended December 31
                                                                     1987 to  ------------------------------------------------
                                                               December 31,
                                                                       1998         1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss for the period                                $        (6,804)  $       (1,804)   $         -     $          -
    Adjustment to reconcile net loss to net cash
       provided by operating activities                                  -                -              -                -

    Change in non-cash working capital items
       Increase in accounts payable                                164,404          159,404              -                -
                                                           ---------------   --------------  --------------   -------------

    Net cash provided by operating activities                      157,600          157,600              -                -
                                                           ---------------   --------------  --------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES                                     -                -              -                -
                                                           ---------------   --------------  --------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES                                     -                -              -                -
                                                           ---------------   --------------  --------------   -------------

Change in cash position for the period                                   -                -              -                -

Cash, beginning of period                                                -                -              -                -
                                                           ---------------   --------------  --------------   -------------

Cash, end of period                                        $       157,600   $      157,600    $         -     $          -
==============================================================================================================================











                 The accompanying notes are an integral part of
                          these financial statements.

PROGRESSIVE GENERAL LUMBER CORP.
(A Development  Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 1998

================================================================================


1.   HISTORY AND ORGANIZATION OF THE COMPANY

     The Company was organized January 12, 1987, under the laws of the State of Florida as Progressive General Lumber Corp. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through private placements.

     On July 17, 1998, the State of Florida approved the Company's restated Articles of Incorporation, which increased its capitalization from 7,500 common shares to 50,000,000 common shares. The par value was changed from $1.00 to $0.001.

     In addition, the Company forward split its common stock 200:1, thus increasing the number of outstanding common stock shares from 5,000 shares to 1,000,000 shares. All common shares and per share data have been retroactively adjusted to reflect these stock splits.


2.   SIGNIFICANT ACCOUNTING POLICIES

     Foreign currency translation

     Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transactions dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

     Stock-based compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

     Taxes on income

     The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognised in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactment's of changes in the tax laws or rates.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Actual results could differ from these estimates.

PROGRESSIVE GENERAL LUMBER CORP.
(A Development  Stage Company)
NOTES TO THE FINANCIAL  STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 1998

================================================================================


2.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Loss per share

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"). Under FAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares. FAS 128 is effective for interim and annual financial statements ending after December 15, 1997.

     Comprehensive income

     In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS No. 130 had no impact on total stockholders' equity as of December 31, 1998.

     New accounting standards

     In March 31, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP 98-1 will have a material impact on its consolidated financial statements.

     In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 is effective for fiscal years beginning after December 31, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Adoption is not expected to have a material effect on the Company's consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial statements because the Company does not currently hold any derivative instruments.

     Cash and cash equivalents

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

     Capital assets

     Capital assets will be recorded at cost less accumulated amortization. Amortization will be provided for annually using the declining balance method at the following rates:

         Office & computers             20%

         Gaming equipment               20%

PROGRESSIVE GENERAL LUMBER CORP.
(A Development  Stage Company)
NOTES TO THE FINANCIAL  STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 1998

================================================================================


2.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Domain name

     The Company will be capitalizing the cost of the purchase of the domain name Bingo.com and will amortize the cost over 10 years from the date of commencement of operations.

     Revenue Recognition

     The Company will be recognizing revenues as follows:

          a)   Bingo gaming - as cash is received

          b) Banner advertising - revenue is recognized equal to the cash to be received from banner advertisement, when the buyer has made an unconditional commitment to pay and the earnings process has been completed by the rendering of the required services.

     Advertising costs

     The Company recognizes advertising expenses in accordance with Statement of Position 98-7, "Reporting on Advertising Costs'. As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.


3.   CASH

     The amount of $157,500 represents amounts payable to third parties is included in accounts payable, and was paid subsequent to year end.


4.   SUBSEQUENT EVENTS

     i)   Intangible asset - domain name rights

          On January 18, 1999, the Company finalized an agreement to purchase the domain name www.bingo.com. The Company is in the process of arranging for the domain name to be transferable to the Company at the Domain Name Registry maintained by Network Solutions, Inc. The agreement allowed the Company to change it's name to Bingo.com Inc.. The purchase was financed as follows:

          o    $200,000 cash (paid), plus
          o    500,000 common shares of the Company (issued), plus
          o ongoing quarterly royalty payments equal to 4% of the Company's gross revenues, with a total minimum guarantee of $1,100,000.

     ii)  Equity funding

          The Company completed a financing under Regulation D, Rule 504, by issuing 7,500,000 common shares for proceeds of $75,000 on January 7, 1999. In February, 1999, the Company completed Phase I of its financing requirements with a $1,000,000 private placement of 500,000 units, each consisting of one common share and one common share purchase warrant at a price of $2.00 per unit. The warrants are exercisable at a price of $2.00, for a period of one year.

PROGRESSIVE GENERAL LUMBER CORP.
(A Development  Stage Company)
NOTES TO THE FINANCIAL  STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 1998

================================================================================


4.   SUBSEQUENT EVENTS (cont'd.....)

     iii) Stock options and warrants

          In February, 1999, the Company reserved a total of 1,145,000 options and intends to grant in the future a total of 645,000 options, exercisable at $4.75 per share, to certain employees and advisors of the Company.

     iv)  Name change

          The Company underwent a change of control in January, 1999 and changed its name to Bingo.com Inc. on January 22, 1999.

     v) The Company has entered into a preliminary agreement to assist in the design and implementation of the Company's Web site. The Company will issue 250,000 shares as payment of fees incurred in providing the consulting services referred to in the agreement.


5. SUPPLEMENTAL DISCLOSURES WITH RESPECT TO OPERATING, FINANCING AND INVESTING ACTIVITIES

     There were no non-cash transactions for the years ended December 31, 1998, 1997 or 1996. Prior to December 31, 1996, the Company issued 5,000 common shares for services relating to the organization and formation of the Company.


6.   INCOME TAXES

     Subject to certain restrictions, the Company has certain operating losses available to reduce taxable income of future years. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements.

     The Company has not recorded potential future income tax benefits of $6,904 in operating losses which expire as follows:

          2003                                $        5,000
          2008                                         1,904
                                              --------------
                                              $        6,904
                                              ==============

     SIGNATURES

In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


     BINGO.COM, INC.

Date: August 30, 1999



/s/ Shane Murphy
----------------------------------------

Shane Murphy, President

Exhibit
 Number             Description
 ------             -----------

  3.1*              Articles  of  Incorporation  of  Progressive   Lumber  Corp.
                    effective January 12, 1987.

  3.2*              Articles of Amendment to Progressive  Lumber Corp.  filed on
                    July 17, 1998.

  3.3* Articles of Amendment to Progressive Lumber Corp. effective January 22, 1999.

  3.4*              Bylaws of Bingo.com, Inc.

 10.1*              Form of Stock Subscription Agreement dated December 1998.

 10.2* Asset Purchase Agreement by and between Bingo, Inc. and Progressive Lumber, Corp. dated January 18, 1999.

 10.3*              Escrow Agreement by and among Bingo.com,  Inc.,  Bingo, Inc.
                    and Clark, Wilson dated January 27, 1999.

 10.4* Registrant Name Change Agreement by and among Network Solutions, Bingo, Inc. and Bingo.com, Inc. dated January 1999.

 10.5 Lease Agreement by and between Harwood Corporation and Bingo.com (Canada) Enterprises Inc. & 559262 B.C. Ltd. commencing February 1, 1999.

 10.6* Development Agreement by and between Stratford Internet Technologies Inc. and Bingo.com, Inc. dated February 17, 1999.

 10.7* Private Placement Subscription Agreement by and between Bingo.com, Inc and Dotcom Fund, S.A. dated February 11, 1999.

 10.8*              Share  Purchase  Warrant  issued to Dotcom Fund,  S.A. dated
                    February 12, 1999.

 10.9               Application  and  Agreement  for  Merchant  Services  by and
                    between  State   Communications   Ltd.  and  Global  Payment
                    Services dated April 21, 1999.

Exhibit
 Number             Description
 ------             -----------


 10.10* Subscription Agreement by and between Bingo.com, Inc and Goldberg Equity Fund dated April 23, 1999.

 10.11* Share Purchase Warrant issued to Goldberg Equity Fund dated April 23, 1999.

 10.12* Declaration of Trust made by Douglas Albert Lorne McLeod dated May 1999.

 10.13 Employment Agreement by and between Bingo.com, Inc. and Shane Murphy dated June 17, 1999, effective July 1, 1999.

 10.14 Agent Agreement by and between Bingo.com, Inc. and Access World, Inc. dated April 6, 1999,

 16.1               Consent and Acknowledgement of Barry L. Friedman.

 21.1               List of Subsidiaries of Registrant

* Previously filed with the Registrant's registration statement on Form 10 on June 9, 1999.